Filed Pursuant to Rule 424(b)(3)
Registration No. 333-217596

This prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated March 6, 2018

PROSPECTUS SUPPLEMENT

(To Prospectus Dated May 2, 2017)

$

$             Floating Rate Senior Notes due 2020

$             Floating Rate Senior Notes due 2021

$                 % Senior Notes due 2020

$                 % Senior Notes due 2021

$                 % Senior Notes due 2023

$                 % Senior Notes due 2025

$                 % Senior Notes due 2028

$                 % Senior Notes due 2038

$                 % Senior Notes due 2048

This is an offering by CVS Health Corporation of an aggregate of $         of Floating Rate Senior Notes due 2020, which we refer to as the “2020 floating rate notes,” an aggregate of $         of Floating Rate Senior Notes due 2021, which we refer to as the “2021 floating rate notes,” an aggregate of $         of     % Senior Notes due 2020, which we refer to as the “2020 notes,” an aggregate of $         of     % Senior Notes due 2021, which we refer to as the “2021 notes,” an aggregate of $         of     % Senior Notes due 2023, which we refer to as the “2023 notes,” an aggregate of $         of     % Senior Notes due 2025, which we refer to as the “2025 notes,” an aggregate of $         of     % Senior Notes due 2028, which we refer to as the “2028 notes,” an aggregate of $         of     % Senior Notes due 2038, which we refer to as the “2038 notes,” and an aggregate of $         of     % Senior Notes due 2048, which we refer to as the “2048 notes.” We refer to the 2020 floating rate notes and 2021 floating rate notes collectively as the “floating rate notes.” We refer to the 2020 notes, 2021 notes, 2023 notes, 2025 notes, 2028 notes, 2038 notes and 2048 notes collectively as the “fixed rate notes.” We refer to the floating rate notes and fixed rate notes collectively as the “notes.”

We will pay interest on the floating rate notes on             ,             ,              and              of each year beginning on             , 2018. The 2020 floating rate notes will bear interest at a floating rate equal to LIBOR plus     % per year and will mature on             , 2020. The 2021 floating rate notes will bear interest at a floating rate equal to LIBOR plus     % per year and will mature on             , 2021.

We will pay interest on the fixed rate notes on              and              of each year beginning on             , 2018. The 2020 notes will bear interest at a rate of     % per year and will mature on             , 2020. The 2021 notes will bear interest at a rate of     % per year and will mature on             , 2021. The 2023 notes will bear interest at a rate of     % per year and will mature on             , 2023. The 2025 notes will bear interest at a rate of     % per year and will mature on             , 2025. The 2028 notes will bear interest at a rate of     % per year and will mature on             , 2028. The 2038 notes will bear interest at a rate of     % per year and will mature on             , 2038. The 2048 notes will bear interest at a rate of     % per year and will mature on             , 2048.

Upon the occurrence of a Change of Control Triggering Event (as defined herein), we will be required to make an offer to purchase the notes at a price equal to 101% of their aggregate principal amount plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase. See “Description of the Notes—Repurchase of the Notes Upon a Change of Control Triggering Event” in this prospectus supplement. We have the option to redeem all or a portion of the fixed rate notes as described under the heading “Description of the Notes—Optional Redemption” in this prospectus supplement. We do not have the option to redeem the floating rate notes prior to maturity.

On December 3, 2017, we entered into a merger agreement (the “merger agreement”) to acquire Aetna Inc. (“Aetna”), one of the nation’s leading diversified health care benefits companies (the “merger”).

We plan to use the net proceeds of this offering, together with borrowings under our existing term loan facility and cash on hand at CVS Health and Aetna, to fund the merger. The offering is not conditioned upon the consummation of the merger; however, if (i) the merger has not been consummated on or prior to September 3, 2019 (the “Outside Date”), (ii) prior to the Outside Date, the merger agreement is terminated, or (iii) we otherwise publicly announce that the merger will not be consummated, then we will be required to redeem all outstanding 2020 floating rate notes, 2021 floating rate notes, 2020 notes, 2021 notes, 2023 notes, 2025 notes, 2028 notes and 2038 notes (the “Special Mandatory Redemption Notes”) on the special mandatory redemption date (as defined herein) at a special mandatory redemption price equal to 101% of the aggregate principal amount of the Special Mandatory Redemption Notes plus accrued and unpaid interest, if any, to, but excluding, the special mandatory redemption date, as described under the heading “Description of the Notes—Special Mandatory Redemption” in this prospectus supplement.

The 2048 notes are not subject to the special mandatory redemption and will remain outstanding even if we do not consummate the merger.

The notes will be our general unsecured senior obligations and will rank equally in right of payment with all of our other existing and future unsecured and unsubordinated indebtedness and will be structurally subordinated to the indebtedness of our subsidiaries and, upon consummation of the merger, indebtedness of Aetna and its subsidiaries that we assume in connection with the merger.

Investing in these notes involves certain risks. See “Risk Factors” on page S-9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

	Public Offering Price(1)			Underwriting Discount			Proceeds, before expenses, to CVS Health
	Per Note		Total	Per Note		Total	Per Note		Total
2020 Floating Rate Notes		%	$		%	$		%	$
2021 Floating Rate Notes		%	$		%	$		%	$
2020 Notes		%	$		%	$		%	$
2021 Notes		%	$		%	$		%	$
2023 Notes		%	$		%	$		%	$
2025 Notes		%	$		%	$		%	$
2028 Notes		%	$		%	$		%	$
2038 Notes		%	$		%	$		%	$
2048 Notes		%	$		%	$		%	$

(1)	Plus accrued interest, if any, from , 2018.

The notes are expected to be delivered on or about                 , 2018. Delivery of the notes will be made in book-entry form only through the facilities of The Depository Trust Company and its direct and indirect participants, including Euroclear Bank SA/NV and Clearstream Banking, société anonyme, against payment therefor in immediately available funds.

Barclays
Goldman Sachs & Co. LLC
BofA Merrill Lynch
J.P. Morgan
Wells Fargo Securities

The date of this prospectus supplement is                 , 2018.

PROSPECTUS

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document has two parts. The first part consists of this prospectus supplement, which describes the specific terms of this offering and the notes offered. The second part, the accompanying prospectus, provides more general information, some of which may not apply to this offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Before purchasing any notes, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the heading “Where You Can Find More Information” in this prospectus supplement and in the accompanying prospectus.

We have not, and the underwriters have not, authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectuses filed by us with the U.S. Securities and Exchange Commission (“SEC”). We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus is accurate as of any date other than their respective dates. Except as otherwise specified, the terms “CVS Health,” the “Company,” “we,” “us” and “our” refer to CVS Health Corporation and its subsidiaries.

Unless specifically indicated, the information presented in this prospectus supplement does not give effect to the proposed merger, which is currently projected to close in the second half of 2018. See “Summary—Merger with Aetna.”

Notice to Prospective Investors in the European Economic Area

This prospectus supplement has been prepared on the basis that any offer of notes in any Member State of the European Economic Area (the “EEA”) will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes.

Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of notes to any legal entity which is not a qualified investor as defined in the Prospectus Directive, provided that no such offer of notes shall require us or any underwriter to publish a prospectus or supplement a prospectus pursuant to the Prospectus Directive for such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of notes through any financial intermediary, other than offers made by the underwriters, which constitute the final placement of the notes contemplated in this prospectus supplement.

The expression Prospectus Directive means Directive 2003/71/EC (as amended), and includes any relevant implementing measure in the Member State concerned.

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Directive. Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

S-ii

Notice to Prospective Investors in the United Kingdom

In the United Kingdom this document is for distribution only to (i) persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, or (iii) persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. In the United Kingdom any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement and the exhibits and schedules to the registration statement. In addition, you can inspect and copy our reports, proxy statements and other information at the offices of the New York Stock Exchange, 11 Wall Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules), on or after the date of this prospectus supplement until we complete the offering of the notes covered by this prospectus supplement:

•	Annual Report on Form 10-K, filed with the SEC on February 14, 2018.

•	Current Reports on Form 8-K, filed with the SEC on December 5, 2017, February 1, 2018, February 6, 2018, February 9, 2018, February 28, 2018 and March 6, 2018.

•	Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 31, 2017 (as to the information under the headings “Committees of the Board,” “Code of Conduct,” “Audit Committee Report,” “Section 16(a) Beneficial Ownership Reporting Compliance,” “Share Ownership of Directors and Certain Executive Officers,” “Share Ownership of Principal Stockholders,” “Item 1: Election of Directors,” “Item 2: Ratification of Appointment of Independent Registered Public Accounting Firm,” “Independence Determinations for Directors,” “Related Person Transaction Policy,” and “Executive Compensation and Related Matters” (including “Compensation Discussion and Analysis,” “Letter from the Management Planning and Development Committee” and “Executive Compensation Tables” thereto)).

You may request a copy of any or all of the documents incorporated by reference into this prospectus supplement or the accompanying prospectus at no cost, by writing or telephoning us at the following address:

Michael P. McGuire

Senior Vice President, Investor Relations

CVS Health Corporation

One CVS Drive — MC 1008

Woonsocket, Rhode Island 02895

(800) 201-0938

investorinfo@cvshealth.com

Selected information related to Aetna’s business and operations, certain material risks related to Aetna’s business, operations and financial condition, certain material regulatory matters related to Aetna’s business, and Aetna’s audited consolidated financial statements for the fiscal years ended December 31, 2017 and 2016 and for each of the years in the three-year period ended December 31, 2017, have been included in CVS Health’s Current Reports on Form 8-K filed on February 28, 2018 and March 6, 2018, which are incorporated by reference herein.

Please also see the unaudited pro forma condensed combined financial statements of CVS Health and Aetna included elsewhere in this prospectus supplement under the heading “Unaudited Pro Forma Condensed Combined

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Financial Statements.” The unaudited pro forma condensed combined financial statements include an unaudited pro forma condensed combined statement of income for the year ended December 31, 2017, which reflects the combined historical consolidated statements of income of CVS Health and Aetna giving effect to the merger as if it had occurred on January 1, 2017, the first day of the fiscal year ended December 31, 2017, and the unaudited pro forma condensed combined balance sheet as of December 31, 2017, which reflects the combined historical consolidated balance sheets of CVS Health and Aetna giving effect to the merger as if it had occurred on December 31, 2017.

We take no responsibility for Aetna’s filings with the SEC, and we are not incorporating by reference such filings into this prospectus supplement or the accompanying prospectus.

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CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 (the “Reform Act”) provides a safe harbor for forward-looking statements made by or on behalf of the Company. The Company and its representatives may, from time to time, make written or verbal forward-looking statements, including statements contained in the Company’s filings with the SEC and in its reports to stockholders, press releases, webcasts, conference calls, meetings and other communications. Generally, the inclusion of the words “believe,” “expect,” “intend,” “estimate,” “project,” “anticipate,” “will,” “should” and similar expressions identify statements that constitute forward-looking statements. All statements addressing operating performance of CVS Health Corporation or any subsidiary, events or developments that the Company expects or anticipates will occur in the future, including statements relating to corporate strategy; revenue growth; earnings or earnings per common share growth; adjusted earnings or adjusted earnings per common share growth; free cash flow; debt ratings; inventory levels; inventory turn and loss rates; store development; relocations and new market entries; retail pharmacy business, sales trends and operations; pharmacy benefit management (“PBM”) business, sales trends and operations; specialty pharmacy business, sales trends and operations; long-term care (“LTC”) pharmacy business, sales trends and operations; the Company’s ability to attract or retain customers and clients; Medicare Part D competitive bidding, enrollment and operations; new product development; the impact of industry and regulatory developments; and any proposed acquisition (including the merger), as well as statements expressing optimism or pessimism about future operating results or events, are forward-looking statements within the meaning of the Reform Act.

The forward-looking statements are and will be based upon management’s then-current views and assumptions regarding future events and operating performance, and are applicable only as of the dates of such statements. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

By their nature, all forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements for a number of reasons as described in our SEC filings, including those set forth in the Risk Factors section in our Annual Report on Form 10-K for the year ended December 31, 2017, and including, but not limited to:

•	Risks relating to the health of the economy in general and in the markets we serve, which could impact consumer purchasing power, preferences and/or spending patterns, drug utilization trends, the financial health of our PBM and LTC clients, retail and specialty pharmacy payors or other payors doing business with the Company and our ability to secure necessary financing, suitable store locations and sale-leaseback transactions on acceptable terms.

•	Efforts to reduce reimbursement levels and alter health care financing practices, including pressure to reduce reimbursement levels for generic drugs.

•	The possibility of PBM and LTC client loss and/or the failure to win new PBM and LTC business, including as a result of failure to win renewal of expiring contracts, contract termination rights that may permit clients to terminate a contract prior to expiration and early or periodic renegotiation of pricing by clients prior to expiration of a contract.

•	The possibility of loss of Medicare Part D business and/or failure to obtain new Medicare Part D business, whether as a result of the annual Medicare Part D competitive bidding process or otherwise.

•	Risks related to the frequency and rate of the introduction of generic drugs and brand name prescription products.

•	Risks of declining gross margins attributable to increased competitive pressures, increased client demand for lower prices, enhanced service offerings and/or higher service levels and market dynamics and, with respect to the PBM industry, regulatory changes that impact our ability to offer plan sponsors pricing that includes the use of retail “differential” or “spread” or the use of maximum allowable cost pricing.

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•	Regulatory changes, business changes and compliance requirements and restrictions that may be imposed by Centers for Medicare and Medicaid Services (“CMS”), Office of Inspector General or other government agencies relating to the Company’s participation in Medicare, Medicaid and other federal and state government-funded programs, including sanctions and remedial actions that may be imposed by CMS on our Medicare Part D business.

•	Risks and uncertainties related to the timing and scope of reimbursement from Medicare, Medicaid and other government-funded programs, including the possible impact of sequestration, the impact of other federal budget, debt and deficit negotiations and legislation that could delay or reduce reimbursement from such programs and the impact of any closure, suspension or other changes affecting federal or state government funding or operations.

•	Possible changes in industry pricing benchmarks used to establish pricing in many of our PBM and LTC client contracts, pharmaceutical purchasing arrangements, retail network contracts, specialty payor agreements and other third party payor contracts.

•	Efforts to increase reimbursement rates in PBM pharmacy networks and to inhibit the ability of PBMs to audit network pharmacies for fraud, waste and abuse.

•	Risks related to increasing oversight of PBM activities by state departments of insurance and boards of pharmacy.

•	A highly competitive business environment, including the uncertain impact of increased consolidation in the PBM industry, the possibility of combinations, joint ventures or other collaboration between PBMs and retailers, uncertainty concerning the ability of our retail pharmacy business to secure and maintain contractual relationships with PBMs and other payors on acceptable terms, uncertainty concerning the ability of our PBM business to secure and maintain competitive access, pricing and other contract terms from retail network pharmacies in an environment where some PBM clients are willing to consider adopting narrow or more restricted retail pharmacy networks, the possibility of our retail stores or specialty pharmacies being excluded from narrow or restricted networks, the potential of disruptive innovation from existing and new competitors and risks related to developing and maintaining a relevant experience for our customers.

•	The Company’s ability to timely identify or effectively respond to changing consumer preferences and spending patterns, an inability to expand the products being purchased by our customers, or the failure or inability to obtain or offer particular categories of products.

•	Risks relating to our ability to secure timely and sufficient access to the products we sell from our domestic and/or international suppliers, including limited distribution drugs.

•	Reform of the U.S. health care system, including ongoing implementation of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act (collectively, “ACA”) and the possible repeal and replacement of all or parts of ACA, continuing legislative efforts, regulatory changes and judicial interpretations impacting our health care system and the possibility of shifting political and legislative priorities related to reform of the health care system in the future.

•	Risks related to changes in legislation, regulation and government policy (including through the use of Executive Orders) that could significantly impact our business and the health care and retail industries, including, but not limited to, the possibility of major developments in tax policy or trade relations, such as the imposition of unilateral tariffs on imported products, changes with respect to the approval process for biosimilars, or changes or developments with respect to the regulation of drug pricing, including federal and state drug pricing programs.

•	Risks relating to any failure to properly maintain our information technology systems, our information security systems and our infrastructure to support our business and to protect the privacy and security of sensitive customer and business information.

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•	Risks related to compliance with a broad and complex regulatory framework, including compliance with new and existing federal, state and local laws and regulations relating to health care, network pharmacy reimbursement and auditing, accounting standards, corporate securities, tax, environmental and other laws and regulations affecting our business.

•	Risks related to litigation, government investigations and other legal proceedings as they relate to our business, the pharmacy services, retail pharmacy, LTC pharmacy, specialty pharmacy or retail clinic industries, or to the health care industry generally.

•	The risk that any condition related to the closing of any proposed acquisition, including the merger, may not be satisfied on a timely basis or at all, including the inability to obtain required regulatory approvals of any proposed acquisition, including the merger, or on the terms desired or anticipated; the risk that such approvals may result in the imposition of conditions that could adversely affect the resulting combined company or the expected benefits of any proposed transaction, including the merger; and the risk that the proposed transactions, including the merger fail to close for any other reason, which could negatively impact our stock price and our future business and financial results.

•	The possibility that the anticipated synergies and other benefits from any acquisition by us, including the merger, will not be realized, or will not be realized within the expected time periods.

•	Other risks related to the merger including the possibility of failing to retain existing management including key executives of Aetna, the potential for disruption of our business relationships due to uncertainty associated with the merger, the increased difficulty for us to pursue alternatives to the merger, and the possibility that the merger may not be accretive to our earnings per share.

•	The risks and uncertainties related to our ability to integrate the operations, products, services and employees of any entities acquired by us, including the merger, and the effect of the potential disruption of management’s attention from ongoing business operations due to any pending acquisitions, including the merger.

•	The accessibility or availability of adequate financing on a timely basis and on reasonable terms and the risks of increased indebtedness incurred to fund the merger.

•	Risks related to the outcome of any legal proceedings related to, or involving any entity that is a part of, any proposed acquisition contemplated by us, including the risk that we may be subject to securities class action and derivative lawsuits in connection with the merger.

•	The possibility of lower than expected valuations at the Company’s reporting units could result in goodwill impairment charges at those reporting units.

•	Other risks and uncertainties detailed from time to time in our filings with the SEC.

The foregoing list is not exhaustive. There can be no assurance that we have correctly identified and appropriately assessed all factors affecting our business. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial also may adversely impact us. Should any risks and uncertainties develop into actual events, these developments could have a material adverse effect on our business, financial condition and results of operations. For these reasons, you are cautioned not to place undue reliance on our forward-looking statements.

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SUMMARY

CVS Health

Overview

CVS Health, together with its subsidiaries, is a pharmacy innovation company helping people on their path to better health. At the forefront of a changing health care landscape, the Company has an unmatched suite of capabilities and the expertise needed to drive innovations that will help shape the future of health care.

We are currently the only integrated pharmacy health care company with the ability to impact consumers, payors, and providers with innovative, channel-agnostic solutions. We have a deep understanding of their diverse needs through our unique integrated model, and we are bringing them innovative solutions that help increase access to quality care, deliver better health outcomes, and lower overall health care costs.

Through more than 9,800 retail locations, more than 1,100 walk-in health care clinics, a leading pharmacy benefits manager with more than 94 million plan members, a dedicated senior pharmacy care business serving more than one million patients per year, expanding specialty pharmacy services and a leading stand-alone Medicare Part D prescription drug plan, we enable people, businesses, and communities to manage health in more affordable, effective ways. We are delivering break-through products and services, from advising patients on their medications at our CVS Pharmacy® locations, to introducing unique programs to help control costs for our clients at CVS Caremark®, to innovating how care is delivered to our patients with complex conditions through CVS Specialty®, to improving pharmacy care for the senior community through Omnicare®, or by expanding access to high-quality, low-cost care at CVS MinuteClinic®.

We have three reportable segments: Pharmacy Services, Retail/LTC and Corporate.

Pharmacy Services Segment

Our Pharmacy Services business generates revenue from a full range of pharmacy benefit management (“PBM”) solutions, including plan design offerings and administration, formulary management, Medicare Part D services, mail order pharmacy, specialty pharmacy and infusion services, retail pharmacy network management services, prescription management systems, clinical services, disease management services and medical spend management.

Our clients are primarily employers, insurance companies, unions, government employee groups, health plans, Medicare Part D plans, Managed Medicaid plans, plans offered on the public and private exchanges, other sponsors of health benefit plans, and individuals throughout the United States. A portion of covered lives, primarily within the Managed Medicaid, health plan and employer markets, have access to our services through public and private exchanges.

As a pharmacy benefits manager, we manage the dispensing of prescription drugs through our mail order pharmacies, specialty pharmacies, national network of long-term care pharmacies and more than 68,000 retail pharmacies, consisting of approximately 41,000 chain pharmacies (which includes our CVS Pharmacy® pharmacies) and 27,000 independent pharmacies, to eligible members in the benefit plans maintained by our clients and utilize our information systems to perform, among other things, safety checks, drug interaction screenings and brand-to-generic substitutions.

Our specialty pharmacies support individuals who require complex and expensive drug therapies. Our specialty pharmacy business includes mail order and retail specialty pharmacies that operate under the CVS Caremark®, Navarro® Health Services and Advanced Care Scripts (“ACS Pharmacy”) names. Substantially all of our mail service specialty pharmacies have been accredited by The Joint Commission, which is an independent, not-for-profit organization that accredits and certifies health care organizations and programs in the United States. We also offer specialty infusion services and enteral nutrition services through Coram LLC and its subsidiaries (collectively, “Coram”). With Specialty Connect®, which integrates our specialty pharmacy mail and retail capabilities, we provide members with disease-state specific counseling from our experienced specialty pharmacists and the choice to bring their specialty prescriptions to any CVS Pharmacy location. Whether submitted through one of our mail order pharmacy or at a CVS Pharmacy, all prescriptions are filled through the Company’s specialty mail order pharmacies, so all revenue from this specialty prescription services program is recorded within the Pharmacy Services Segment. Members then can choose to pick up their medication at their local CVS Pharmacy or have it sent to their home through the mail.

We also provide health management programs, which include integrated disease management for 18 conditions, through our AccordantCare™ rare disease management offering. The majority of these integrated programs are accredited by the National Committee for Quality Assurance.

In addition, through our SilverScript Insurance Company (“SilverScript”) subsidiary, we are a national provider of drug benefits to eligible beneficiaries under the federal government’s Medicare Part D program. As of December 31, 2017, we provided Medicare Part D plan benefits to approximately 5.5 million beneficiaries through SilverScript, including our individual and employer group waiver plans.

The Pharmacy Services Segment operates under the CVS Caremark® Pharmacy Services, Caremark®, CVS Caremark®, CVS Specialty®, AccordantCare™, SilverScript®, Wellpartner®, Coram®, NovoLogix®, Navarro® Health Services and ACS Pharmacy names. As of December 31, 2017, the Pharmacy Services Segment operated 23 retail specialty pharmacy stores, 18 specialty mail order pharmacies, four mail order dispensing pharmacies, and 83 branches for infusion and enteral services, including approximately 73 ambulatory infusion suites and three centers of excellence, located in 42 states, Puerto Rico and the District of Columbia.

Retail/LTC Segment

Our Retail/LTC Segment sells prescription drugs and a wide assortment of general merchandise, including over-the-counter drugs, beauty products and cosmetics, personal care products, convenience foods, photo finishing, seasonal merchandise and greeting cards. With the acquisition of Omnicare’s long-term care (“LTC”) operations, the Retail/LTC Segment now also includes the distribution of prescription drugs, related pharmacy consulting and other ancillary services to chronic care facilities and other care settings. Omnicare operations also included commercialization services which were provided under the name RxCrossroads® (“RxC”), until the sale of RxC was completed on January 2, 2018. See Note 3 “Goodwill and Other Intangibles” to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2017 incorporated by reference into this prospectus supplement for more information on the RxC sale. Our Retail/LTC Segment derives the majority of its revenues through the sale of prescription drugs, which are dispensed by our more than 32,000 pharmacists. The role of our retail pharmacists is expanding from primarily dispensing prescriptions to also providing services, including flu vaccinations as well as face-to-face patient counseling with respect to adherence to drug therapies, closing gaps in care, and more cost-effective drug therapies. Our integrated pharmacy services model enables us to enhance access to care while helping to lower overall health care costs and improve health outcomes.

Our Retail/LTC Segment also provides health care services through our MinuteClinic® health care clinics. MinuteClinics are staffed by nurse practitioners and physician assistants who utilize nationally recognized protocols to diagnose and treat minor health conditions, perform health screenings, monitor chronic conditions, and deliver vaccinations. We believe our clinics provide high quality services that are affordable and convenient.

Our proprietary loyalty card program, ExtraCare®, has about 62 million active cardholders, making it one of the largest and most successful retail loyalty card programs in the country.

As of December 31, 2017, our Retail/LTC Segment included 9,803 retail stores (of which 8,060 were our stores that operated a pharmacy and 1,695 were our pharmacies located within Target stores) located in 49 states, the District of Columbia, Puerto Rico and Brazil operating primarily under the CVS Pharmacy®, CVS®, CVS Pharmacy y más®, Longs Drugs®, Navarro Discount Pharmacy® and Drogaria Onofre™ names, 37 onsite pharmacies primarily operating under the CarePlus CVS Pharmacy®, CarePlus® and CVS Pharmacy® names, and 1,134 retail health care clinics operating under the MinuteClinic® name (of which 1,129 were located in our retail pharmacy stores or Target stores), and our online retail websites, CVS.com®, Navarro.com™ and Onofre.com.br™. LTC operations are comprised of 145 spoke pharmacies that primarily handle new prescription orders, of which 30 are also hub pharmacies that use proprietary automation to support spoke pharmacies with refill prescriptions. LTC operates primarily under the Omnicare® and NeighborCare® names.

Corporate Segment

The Corporate Segment provides management and administrative services to support the Company. The Corporate Segment consists of certain aspects of our executive management, corporate relations, legal, compliance, human resources, information technology and finance departments.

CVS Health Corporation is a Delaware corporation. Our corporate office is located at One CVS Drive, Woonsocket, Rhode Island 02895, telephone (401) 765-1500. Our common stock is listed on the New York Stock Exchange under the trading symbol “CVS”. General information about CVS Health is available through our website at http://www.cvshealth.com. Our financial press releases and filings with the SEC are available free of charge within the Investors section of our website at http://investors.cvshealth.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus supplement or the accompanying prospectus.

Merger with Aetna

On December 3, 2017, we entered into a definitive merger agreement to acquire all of the outstanding shares of Aetna Inc. for a combination of cash and stock. Pursuant to the terms of the merger agreement, a wholly-owned subsidiary of CVS Health will be merged with and into Aetna, with Aetna surviving the merger as a wholly-owned subsidiary of CVS Health. Aetna shareholders will receive $145.00 per share in cash and 0.8378 CVS Health shares for each Aetna share.

We expect to finance the cash portion of the purchase price through a combination of the net proceeds of this offering, together with borrowings under our existing term loan facility and cash on hand at CVS Health and Aetna. This offering is not conditioned on the consummation of the merger.

We made customary representations, warranties and covenants in the merger agreement, including, among others, a covenant, subject to certain exceptions, to conduct our business in the ordinary course between the execution of the merger agreement and the consummation of the merger.

The proposed merger is currently projected to close in the second half of 2018 and remains subject to approval by CVS Health stockholders and Aetna shareholders and customary closing conditions, including the expiration of the waiting period under the federal Hart-Scott-Rodino Antitrust Improvements Act of 1976 and approvals of state departments of insurance and U.S. and international regulators.

If the transaction is not completed, the Company could be liable to Aetna for a termination fee of $2.1 billion in connection with the merger agreement, depending on the reasons leading to such termination.

The merger agreement contains a number of termination rights for the benefit of CVS Health and Aetna, including, among others, the right of each party to terminate the merger agreement if the merger has not been consummated by December 3, 2018, subject to each of CVS Health’s and Aetna’s right to extend such date to March 3, 2019 if all closing conditions (other than receipt of antitrust and other specified regulatory approvals) have been satisfied by December 3, 2018, and CVS Health’s right to further extend such date to June 3, 2019 if all closing conditions (other than receipt of antitrust and other specified regulatory approvals) have been satisfied by March 3, 2019. These provisions are subject to amendment or waiver, including amendment or waiver of the termination date, by CVS Health and Aetna.

The merger agreement, including a summary of termination provisions, is included as a part of CVS Health’s Current Report on Form 8-K filed on December 5, 2017, which is incorporated by reference into this prospectus supplement. See “Where You Can Find More Information.”

Overview of Aetna

Aetna Inc., together with its subsidiaries, is one of the nation’s leading diversified health care benefits companies, serving an estimated 37.9 million people as of December 31, 2017. Aetna offers a broad range of traditional, voluntary and consumer-directed health insurance products and related services, including medical, pharmacy, dental and behavioral health plans, medical management capabilities, Medicaid health care management services, Medicare Advantage and Medicare Supplement plans, workers’ compensation administrative services and health information technology products and services. Aetna’s customers include employer groups, individuals, college students, part-time and hourly workers, health plans, health care providers, governmental units, government-sponsored plans, labor groups and expatriates. On November 1, 2017, Aetna sold its domestic group life insurance, group disability insurance and absence management businesses to Hartford Life and Accident Insurance Company.

For more information on Aetna, including a summary of Aetna’s business and operations, a discussion of certain material risks related to Aetna’s business, operations and financial condition, a summary of certain material regulatory matters, and Aetna’s consolidated financial statements for the fiscal years ended December 31, 2017 and 2016 and for each of the years in the three-year period ended December 31, 2017, see CVS Health’s Current Reports on Form 8-K filed on February 28, 2018 and March 6, 2018. See “Where You Can Find More Information.”

Please also see the unaudited pro forma condensed combined financial statements of CVS Health and Aetna included elsewhere in this prospectus supplement under the heading “Unaudited Pro Forma Condensed Combined Financial Statements.” The unaudited pro forma condensed combined financial statements include an unaudited pro forma condensed combined statement of income for the year ended December 31, 2017, which reflects the combined historical consolidated statements of income of CVS Health and Aetna giving effect to the merger as if it had occurred on January 1, 2017, the first day of the fiscal year ended December 31, 2017, and the unaudited pro forma condensed combined balance sheet as of December 31, 2017, which reflects the combined historical consolidated balance sheets of CVS Health and Aetna giving effect to the merger as if it had occurred on December 31, 2017.

The Offering

Issuer	CVS Health Corporation.

Securities Offered	$ aggregate principal amount of Floating Rate Senior Notes due 2020.

$ aggregate principal amount of Floating Rate Senior Notes due 2021.

$ aggregate principal amount of % Senior Notes due 2020.

$ aggregate principal amount of % Senior Notes due 2021.

$ aggregate principal amount of % Senior Notes due 2023.

$ aggregate principal amount of % Senior Notes due 2025.

$ aggregate principal amount of % Senior Notes due 2028.

$ aggregate principal amount of % Senior Notes due 2038.

$ aggregate principal amount of % Senior Notes due 2048.

Maturity Date	The 2020 floating rate notes: , 2020.

The 2021 floating rate notes: , 2021.

The 2020 notes: , 2020.

The 2021 notes: , 2021.

The 2023 notes: , 2023.

The 2025 notes: , 2025.

The 2028 notes: , 2028.

The 2038 notes: , 2038.

The 2048 notes: , 2048.

Interest Payment Dates	We will pay interest on the floating rate notes on , , and of each year beginning on , 2018.

We will pay interest on the fixed rate notes on and of each year beginning on , 2018.

Interest on the notes offered hereby will accrue from , 2018.

Ranking	The notes will be our general unsecured senior obligations and will rank equally in right of payment with all of our other existing and future unsecured and unsubordinated indebtedness and will be structurally subordinated to the indebtedness of our subsidiaries and, upon consummation of the merger, indebtedness of Aetna and its subsidiaries that we assume in connection with the merger.

Use of Proceeds	We estimate that the net proceeds to us from this offering will be approximately $ , after deducting the underwriting discount and estimated offering expenses payable by us. We intend to use the net proceeds from this offering, together with borrowings under our existing term loan facility and cash on hand at CVS Health and Aetna, to fund the approximately $47.9 billion cash portion of the purchase price of the merger.

In the event that the merger is not consummated on or prior to the Outside Date or if, prior to the Outside Date, the merger agreement is terminated, or if we otherwise publicly announce that the merger will not be consummated, then we will be required to redeem all outstanding Special Mandatory Redemption Notes. In such case, we intend to use the net proceeds from the offering of the 2048 notes for general corporate purposes, including the possible payment of a termination fee under the merger agreement and to fund a portion of the payment resulting from the special mandatory redemption of the Special Mandatory Redemption Notes.

See “Use of Proceeds” and “Description of the Notes—Special Mandatory Redemption.”

Optional Redemption	Prior to the maturity date, the 2020 notes and 2021 notes will be redeemable, in whole or in part at any time, at our option upon not less than 15 nor more than 60 days’ notice at a redemption price, plus accrued and unpaid interest, if any, to, but excluding, the redemption date, equal to the greater of: (1) 100% of the aggregate principal amount of the notes being redeemed, or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed (not including any portion of such payments of interest accrued to the redemption date) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield (as defined herein) plus the Applicable Spread (as defined herein) for such series of notes.

Prior to (i) with respect to the 2023 notes,                 , 2023 (one month prior to the maturity date of such notes), (ii) with respect to the 2025 notes,                 , 2025 (two months prior to the maturity date of such notes), (iii) with respect to the 2028 notes,                 , 2028 (three months prior to the maturity date of such notes), (iv) with respect to the 2038 notes,                 , 2038 (six months prior to the maturity date of such notes) and (v) with respect to the 2048 notes,

                , 2048 (six months prior to the maturity date of such notes) (in each case, the “Applicable Par Call Date”), such series of notes will be redeemable, in whole or in part at any time, at our option upon not less than 15 nor more than 60 days’ notice at a redemption price, plus accrued and unpaid interest, if any, to, but excluding, the redemption date, equal to the greater of: (1) 100% of the aggregate principal amount of the notes being redeemed, or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed that would be due if such series of notes matured on the Applicable Par Call Date (not including any portion of such payments of interest accrued to the redemption date) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield plus the Applicable Spread for such series of notes.

On or after the Applicable Par Call Date, the 2023 notes, 2025 notes, 2028 notes, 2038 notes and 2048 notes will be redeemable, in whole or in part at any time, at our option upon not less than 15 nor more than 60 days’ notice at a redemption price equal to 100% of the aggregate principal amount of the notes being redeemed plus accrued and unpaid interest, if any, to, but excluding, the redemption date on such notes.

We do not have the option to redeem the floating rate notes prior to maturity.

See “Description of the Notes—Optional Redemption.”

Special Mandatory Redemption	The offering is not conditioned upon the consummation of the merger; however, if (i) the merger has not been consummated on or prior to the Outside Date, (ii) prior to the Outside Date, the merger agreement is terminated, or (iii) we otherwise publicly announce that the merger will not be consummated, then we will be required to redeem all outstanding Special Mandatory Redemption Notes on the special mandatory redemption date at a special mandatory redemption price equal to 101% of the aggregate principal amount of the Special Mandatory Redemption Notes, plus accrued and unpaid interest, if any, to, but excluding, the special mandatory redemption date.

The “special mandatory redemption date” means the 20th day (or if such day is not a business day, the first business day thereafter) after the earliest to occur of (1) the Outside Date, if the merger has not been consummated on or prior to the Outside Date, (2) the date of termination of the merger agreement, or (3) the date of public announcement by CVS Health that the merger will not be consummated. See “Description of the Notes—Special Mandatory Redemption.”

The 2048 notes are not subject to the special mandatory redemption and will remain outstanding even if we do not consummate the merger.

Repurchase Upon a Change of Control Triggering Event	Upon the occurrence of a Change of Control Triggering Event (as defined herein), we will be required to make an offer to purchase the notes at a price equal to 101% of their aggregate principal amount plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase. See “Description of the Notes—Repurchase of the Notes Upon a Change of Control Triggering Event.”

Certain Covenants	The indenture pursuant to which the notes will be issued contains covenants that, among other things, limit our ability and the ability of our Restricted Subsidiaries (as defined therein) to secure indebtedness with a security interest on certain property or stock or engage in certain sale and leaseback transactions with respect to certain properties. See “Description of Debt Securities—Certain Covenants” in the accompanying prospectus.

Trustee, Registrar and Paying Agent	The Bank of New York Mellon Trust Company, N.A.

RISK FACTORS

Investing in the notes involves risks. You should carefully consider all of the risk factors described below and the information included elsewhere in this prospectus supplement, the accompanying prospectus and the other documents incorporated by reference herein and therein before deciding to invest in the notes. We also urge you to consider carefully the factors set forth under the heading “Cautionary Statement Concerning Forward-Looking Statements” in this prospectus supplement.

Risks Related to CVS Health

See “Risk Factors” in CVS Health’s Annual Report on Form 10-K for the year ended December 31, 2017, incorporated by reference herein, which includes a discussion of the material risks related to CVS Health and the merger. See “Where You Can Find More Information.”

Risks Related to Aetna

Following consummation of the merger, we will also be subject to the risks related to Aetna. We have filed a summary of those risks as Exhibit 99.2 to our Current Report on Form 8-K filed on March 6, 2018 and which is incorporated by reference herein. See “Where You Can Find More Information.”

Risks Related to the Notes

If we do not consummate the merger on or prior to the Outside Date or if, on or prior to such date, the merger agreement is terminated, or if we otherwise publicly announce that the merger will not be consummated, then we will be required to redeem all of the outstanding notes offered hereby, other than the 2048 notes.

Our ability to complete the merger is subject to various conditions, certain of which are beyond our control. The merger agreement contains certain termination provisions permitting each of CVS Health and Aetna to terminate the merger agreement under certain circumstances.

If the merger has not been consummated on or prior to the Outside Date or if, prior to the Outside Date, the merger agreement is terminated, or if we otherwise publicly announce that the merger will not be consummated, then we will be required to redeem all outstanding Special Mandatory Redemption Notes on the special mandatory redemption date at a special mandatory redemption price equal to 101% of the aggregate principal amount of the notes plus accrued and unpaid interest, if any, to, but excluding, the special mandatory redemption date. See “Description of the Notes—Special Mandatory Redemption.” If we redeem the Special Mandatory Redemption Notes pursuant to the special mandatory redemption, you may not obtain the return that you expected on your investment in the Special Mandatory Redemption Notes. Whether or not the special mandatory redemption is ultimately triggered, it may adversely affect trading prices for the Special Mandatory Redemption Notes prior to the special mandatory redemption date.

You will have no rights under the special mandatory redemption provisions if the merger closes, nor will you have any right to require us to repurchase your notes if, between the closing of this offering and the consummation of the merger, we experience any changes (including any material adverse changes) in our business or financial condition, or if the terms of the merger agreement change, including in material respects.

The 2048 notes are not subject to the special mandatory redemption and will remain outstanding even if we do not complete the merger.

We may be unable to redeem any or all of the Special Mandatory Redemption Notes in the event of a special mandatory redemption.

We are not obligated to place the proceeds of the offering of any notes in escrow prior to the consummation of the merger or to provide a security interest in those proceeds, and the indenture governing the notes imposes no other restrictions on our use of these proceeds during this time. Accordingly, we will need to fund any special mandatory redemption of the Special Mandatory Redemption Notes using proceeds that we have voluntarily retained and from other sources of liquidity. In addition, if the transaction is not completed, CVS Health could be liable to Aetna for a termination fee of $2.1 billion in connection with the merger agreement, depending on the reasons leading to such termination. In the event of a special mandatory redemption, we may not have sufficient funds to redeem any or all of the Special Mandatory Redemption Notes, which would constitute an event of default under the indenture and could result in defaults under our other debt agreements and have material adverse consequences for us and the holders of the notes.

The notes are structurally subordinated to the liabilities of our subsidiaries, which will include the liabilities of Aetna and its subsidiaries if the merger is consummated.

The notes are our obligations exclusively and not of any of our subsidiaries. Therefore, the notes are structurally subordinated to the liabilities of our subsidiaries and, upon consummation of the merger, the notes will also be structurally subordinated to indebtedness of Aetna and its subsidiaries that we expect to assume in connection with the merger. As of December 31, 2017, we had approximately $693 million aggregate principal amount of such indebtedness issued by subsidiaries that would rank effectively senior to the notes and, after giving effect to the merger as if it occurred on December 31, 2017, the indebtedness of our subsidiaries, which would include Aetna and its subsidiaries, that would rank effectively senior to the notes would be approximately $9.9 billion.

The amount of interest payable on the floating rate notes is set only once per quarter based on the three-month LIBOR rate on the interest determination date, which rate may fluctuate substantially.

Historically, the level of the three-month London Interbank Offered Rate (“LIBOR”) has experienced significant fluctuations. You should note that historical levels, fluctuations and trends of the three-month LIBOR rate are not necessarily indicative of future levels, fluctuations and/or trends. Any historical upward or downward trend in the three-month LIBOR rate is not an indication that the three-month LIBOR rate is more or less likely to increase or decrease at any time during a floating rate interest period, and you should not take the historical levels of the three-month LIBOR rate as an indication of its future performance. You should further note that although the actual three-month LIBOR rate on an interest payment date or at other times during an interest period may be higher than the three-month LIBOR rate on the applicable interest determination date, you will not benefit from the three-month LIBOR rate at any time other than on the interest determination date for such interest period. As a result, changes in the three-month LIBOR rate may not result in a comparable change in the market value of the floating rate notes.

Increased regulatory oversight, uncertainty relating to the LIBOR calculation process and potential phasing out of LIBOR after 2021 may adversely affect the value of and return on the floating rate notes. LIBOR is the subject of recent national and international regulatory guidance and proposals for reform.

Regulators and law enforcement agencies in the United Kingdom and elsewhere are conducting civil and criminal investigations into whether the banks that provide rates in connection with the calculation of LIBOR may have been under-reporting or otherwise manipulating or attempting to manipulate LIBOR. A number of banks have entered into settlements with their regulators and law enforcement agencies with respect to this alleged manipulation of LIBOR.

On July 27, 2017, the chief executive of the United Kingdom Financial Conduct Authority (the “FCA”), which regulates LIBOR, announced that the FCA intends to stop compelling banks to submit rates for the calculation of LIBOR after 2021. The FCA’s announcement indicates that the continuation of LIBOR on the current basis is not guaranteed after 2021. It is not possible to predict the effect of these changes, any changes in the methods pursuant to which LIBOR rates are determined or any other reforms to LIBOR that will be enacted in the United Kingdom and elsewhere, which may adversely affect the trading market for LIBOR-based securities, including the floating rate notes, or result in the phasing out of LIBOR as a reference rate for securities. In addition, any changes announced by the FCA, the ICE Benchmark Administration Ltd. (the independent administrator of LIBOR) or any other successor governance or oversight body, or future changes adopted by such body, in the method pursuant to which LIBOR rates are determined may result in a sudden or prolonged increase or decrease in reported LIBOR rates. If that were to occur, the level of interest payments would be affected and the value of the floating rate notes may be materially affected.

Further, if a LIBOR rate is not available on an interest determination date, the terms of the floating rate notes will require alternative determination procedures which may result in interest payments differing from expectations and could materially affect the value of the floating rate notes. If a published LIBOR rate is unavailable, the rate on the floating rate notes will be determined as set forth under the heading “Description of the Notes— Principal, Maturity and Interest—Floating Rate Notes” in this prospectus supplement.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $                , after deducting the underwriting discount and estimated offering expenses payable by us. We intend to use the net proceeds from this offering, together with borrowings under our existing term loan facility and cash on hand at CVS Health and Aetna, to fund the approximately $47.9 billion cash portion of the purchase price of the merger. Pending the consummation of the merger, the net proceeds from the offering of the notes may be invested temporarily in investment-grade securities or similar instruments. This offering is not conditioned on the consummation of the merger.

In the event that the merger is not consummated on or prior to the Outside Date or if, prior to the Outside Date, the merger agreement is terminated, or if we otherwise publicly announce that the merger will not be consummated, then we will be required to redeem all outstanding Special Mandatory Redemption Notes. In such case, we intend to use the net proceeds from the offering of the 2048 notes for general corporate purposes, including the possible payment of a termination fee under the merger agreement and to fund a portion of the payment resulting from the special mandatory redemption of the Special Mandatory Redemption Notes. See “Description of the Notes—Special Mandatory Redemption.”

CAPITALIZATION

The table below sets forth CVS Health’s total cash and short-term investments and total capitalization at December 31, 2017:

•	on an actual basis;

•	on an as adjusted basis to give effect to this offering (but not the application of the proceeds therefrom), after deducting the underwriting discount and estimated offering expenses payable by us; and

•	on an as further adjusted basis to give effect to the merger, including the application of the proceeds as described in “Use of Proceeds.”

You should read the table together with CVS Health’s consolidated financial statements and the notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in CVS Health’s Annual Report on Form 10-K for the year ended December 31, 2017, incorporated by reference into this prospectus supplement and the accompanying prospectus and the unaudited pro forma condensed combined financial statements of CVS Health and Aetna under the heading “Unaudited Pro Forma Condensed Combined Financial Statements” included elsewhere in this prospectus supplement.

	December 31, 2017
	Actual	As Adjusted	As Further Adjusted
		(Unaudited)	(Unaudited)
($ in millions)
Cash and cash equivalents	$1,696	$	$
Short-term investments	111	111	2,391

Total cash and short-term investments	1,807

Short-term debt:
Assumed current portion of Aetna long-term debt(1)	—	—	1,000
1.9% Notes due 2018	2,250	2,250	2,250
2.25% Notes due 2018	1,250	1,250	1,250
Commercial paper	1,276	1,276	1,276
Capital lease obligations	22	22	22
Other	23	23	23

Total short-term debt	4,821	4,821	5,821

Long-term debt:
Assumed Aetna long-term debt(2)	—	—	8,205
2.25% Notes due 2019	850	850	850
2.8% Notes due 2020	2,750	2,750	2,750
2.125% Notes due 2021	1,750	1,750	1,750
4.125% Notes due 2021	550	550	550
2.75% Notes due 2022	1,250	1,250	1,250
3.5% Notes due 2022	1,500	1,500	1,500
4.75% Notes due 2022	399	399	399
4% Notes due 2023	1,250	1,250	1,250
3.375% Notes due 2024	650	650	650
5% Notes due 2024	299	299	299
3.875% Notes due 2025	2,828	2,828	2,828
2.875% Notes due 2026	1,750	1,750	1,750
6.25% Notes due 2027	372	372	372

	December 31, 2017
	Actual	As Adjusted	As Further Adjusted
		(Unaudited)	(Unaudited)
($ in millions)
3.25% Senior Exchange Debentures due 2035(3)	1	1	1
4.875% Notes due 2035	652	652	652
6.125% Notes due 2039	447	447	447
5.75% Notes due 2041	133	133	133
5.3% Notes due 2043	750	750	750
5.125% Notes due 2045	3,500	3,500	3,500
2020 floating rate notes offered hereby	—
2021 floating rate notes offered hereby	—
% 2020 notes offered hereby	—
% 2021 notes offered hereby	—
% 2023 notes offered hereby	—
% 2025 notes offered hereby	—
% 2028 notes offered hereby	—
% 2038 notes offered hereby	—
% 2048 notes offered hereby	—
Term loan facility(4)	—	—	5,000
Capital lease obligations	648	648	648
Debt premiums	28	28
Debt discounts and deferred financing costs	(196)	(196)
Other	20	20	20

Total long-term debt	22,181

Total debt	27,002

Shareholders’ equity:
CVS Health shareholders’ equity:
Common stock and capital surplus	32,096	32,096	32,096
Treasury stock and shares held in trust	(37,796)	(37,796)	(18,082)
Retained earnings	43,556	43,556	43,192
Accumulated other comprehensive (loss)	(165)	(165)	(165)

Total CVS Health shareholders’ equity	37,691	37,691	57,041
Noncontrolling interest	4	4	261

Total shareholders’ equity	37,695	37,695	57,302

Total capitalization	$64,697	$	$

(1)	Consists of Aetna’s 1.7% Senior Notes due 2018 and includes the elimination of $1 million of Aetna’s unamortized debt issuance costs and net debt discounts/premiums.
(2)	Includes the elimination of $45 million of Aetna’s unamortized debt issuance costs and net debt discounts/premiums.
(3)	CVS Health’s 3.25% Senior Exchange Debentures due 2035 were redeemed in full on January 15, 2018.
(4)	Borrowings under the existing term loan facility, which will be used together with the net proceeds of this offering and cash on hand at CVS Health and Aetna to fund the cash portion of the purchase price of the merger, are expected to be drawn at the time of the consummation of the merger.

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

The following table sets forth the selected historical consolidated financial and operating data for CVS Health. The selected consolidated statement of operations data for the fiscal years ended December 31, 2017, 2016 and 2015 and the selected consolidated balance sheet data as of December 31, 2017 and 2016 have been derived from CVS Health’s consolidated financial statements incorporated by reference herein. The selected consolidated statement of operations data for the fiscal years ended December 31, 2014 and 2013 and the selected consolidated balance sheet data as of December 31, 2015, 2014 and 2013 have been derived from CVS Health’s consolidated financial statements that are not incorporated by reference herein. The selected consolidated financial data should be read in conjunction with the consolidated financial statements and the audit report of Ernst & Young LLP included in CVS Health’s Annual Report on Form 10-K for the year ended December 31, 2017, which is incorporated by reference herein.

You should not take historical results as necessarily indicative of the results that may be expected for any future period. You should read this selected consolidated financial and operating data in conjunction with CVS Health’s Annual Report on Form 10-K for the year ended December 31, 2017, incorporated by reference herein.

	Year Ended December 31,
	2017	2016	2015(1)	2014	2013
	(in millions, except per share amounts, number of stores, growth rates and ratios)
Statement of Operations Data:
Net revenues	$184,765	$177,526	$153,290	$139,367	$126,761
Gross profit	28,545	28,857	26,528	25,367	23,783
Operating expenses(2)	19,028	18,491	17,053	16,545	15,713

Operating profit	9,517	10,366	9,475	8,822	8,070
Interest expense, net	1,041	1,058	838	600	509
Loss on early extinguishment of debt	—	643	—	521	—
Other expense	208	28	21	23	33
Income tax provision	1,637	3,317	3,386	3,033	2,928

Income from continuing operations	6,631	5,320	5,230	4,645	4,600
Income (loss) from discontinued operations, net of tax	(8)	(1)	9	(1)	(8)

Net income	6,623	5,319	5,239	4,644	4,592
Net income attributable to noncontrolling interest	(1)	(2)	(2)	—	—

Net income attributable to CVS Health	$6,622	$5,317	$5,237	$4,644	$4,592

Per Common Share Data:
Income from continuing operations attributable to CVS Health:
Basic	$6.48	$4.93	$4.65	$3.98	$3.78
Diluted	6.45	4.91	4.62	3.96	3.75
Income (loss) from discontinued operations attributable to CVS Health:
Basic	$(0.01)	$—	$0.01	$—	$(0.01)
Diluted	(0.01)	—	0.01	—	(0.01)
Net income attributable to CVS Health:
Basic	$6.47	$4.93	$4.66	$3.98	$3.77
Diluted	6.44	4.90	4.63	3.96	3.74
Cash dividends per common share	2.00	1.70	1.40	1.10	0.90
Balance Sheet Data (at end of period):
Working capital(3)	$581	$4,792	$5,989	$5,971	$8,998
Total assets	95,131	94,462	92,437	73,202	70,550
Long-term debt	22,181	25,615	26,267	11,630	12,767
Total shareholders’ equity	37,695	36,834	37,203	37,963	37,938
Other Operating Data:
Ratio of earnings to fixed charges(4)	5.41x	5.58x	6.26x	6.39x	6.81x
Total same store sales growth	(2.60%)	1.90%	1.70%	2.10%	1.70%
Pharmacy same store sales growth	(2.60%)	3.20%	4.50%	4.80%	2.60%
Number of stores (at end of period)	9,846	9,750	9,681	7,866	7,702

(1)	Includes the acquired operations of Omnicare, Inc. from August 18, 2015 and the acquired operations of the clinics and pharmacies of Target Corporation from December 16, 2015.
(2)	As of January 1, 2017, CVS Health adopted Accounting Standards Update (“ASU”) No. 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost, which resulted in a retrospective reclassification of $28 million, $21 million, $23 million and $33 million of net benefit costs from operating expenses to other expense in the years ended December 31, 2016, 2015, 2014 and 2013, respectively.
(3)	Working capital is defined as current assets minus current liabilities. As of January 1, 2016, CVS Health adopted ASU No. 2015-17, Income Taxes (Topic 740), issued by the Financial Accounting Standards Board in November 2015. The effect of the retrospective adoption on CVS Health’s historical consolidated balance sheets is a reduction in current assets and deferred income taxes of $985 million, $902 million and $693 million as of December 31, 2014, 2013 and 2012 respectively.
(4)	“Fixed charges” consist of interest expense, capitalized interest, amortization of debt discount, and a portion of net rental expense deemed to be representative of the interest factor. The ratio of earnings to fixed charges is calculated as income from continuing operations, before provision for income taxes, plus fixed charges (excluding capitalized interest), plus amortization of capitalized interest, with the sum divided by fixed charges.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined statement of income for the year ended December 31, 2017 combines the historical consolidated statements of income of CVS Health and Aetna, giving effect to the merger as if it had occurred on January 1, 2017, the first day of the fiscal year ended December 31, 2017. The unaudited pro forma condensed combined balance sheet as of December 31, 2017, combines the historical consolidated balance sheets of CVS Health and Aetna, giving effect to the merger as if it had occurred on December 31, 2017. The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (i) directly attributable to the merger, (ii) factually supportable, and (iii) with respect to the statement of income, expected to have a continuing impact on the combined company’s results. The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information was based on, and should be read in conjunction with, the following historical consolidated financial statements and accompanying notes, which are incorporated by reference into this prospectus supplement:

•	separate audited historical consolidated financial statements of CVS Health as of and for the year ended December 31, 2017, and the related notes included in CVS Health’s Annual Report on Form 10-K for the year ended December 31, 2017; and

•	separate audited historical consolidated financial statements of Aetna as of and for the year ended December 31, 2017, and the related notes included in CVS Health’s Current Report on Form 8-K filed on February 28, 2018.

The unaudited pro forma condensed combined financial information has been prepared by CVS Health using the acquisition method of accounting in accordance with U.S. generally accepted accounting principles. CVS Health has been treated as the acquirer in the merger for accounting purposes. The acquisition accounting is dependent upon certain valuation and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. The merger has not yet received the necessary approvals from governmental authorities. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”) and other relevant laws and regulations, before completion of the merger, there are significant limitations regarding what CVS Health can learn about Aetna. The assets and liabilities of Aetna have been measured based on various preliminary estimates using assumptions that CVS Health believes are reasonable based on information that is currently available to it. Differences between these preliminary estimates and the final acquisition accounting will occur, and those differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position. The pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial statements prepared in accordance with the rules and regulations of the SEC.

CVS Health intends to commence the necessary valuation and other studies required to complete the acquisition accounting promptly upon completion of the merger and will finalize the acquisition accounting as soon as practicable within the required measurement period, but in no event later than one year following completion of the merger.

The unaudited pro forma condensed combined financial information has been presented for informational purposes only. The unaudited pro forma condensed combined financial information does not purport to represent the actual results of operations that CVS Health and Aetna would have achieved had the companies been combined during the periods presented in the unaudited pro forma condensed combined financial statements and is not intended to project the future results of operations that the combined company may achieve after the merger. The unaudited pro forma condensed combined financial information does not reflect any potential divestitures that may occur prior to, or subsequent to, completion of the merger or cost savings that may be realized as a result of the merger and also does not reflect any restructuring or integration-related costs to achieve those potential cost savings.

Unaudited Pro Forma Condensed Combined Statement of Income for the Year Ended December 31, 2017

	CVS Health	Aetna	Pro Forma Adjustments (Note 6)		Pro Forma Combined
	(Millions, except per common share data)
Revenues:
Pharmacy, consumer products and other:
Net revenues	$181,897	$—	$(8,501	)(j)	$173,396
Insurance:
Premiums(i)	2,868	53,894	—		56,762
Fees and other revenue	—	5,691	—		5,691
Net investment income		950	(111	)(k)	839

Total net revenues	184,765	60,535	(8,612)		236,688
Operating costs and expenses:
Pharmacy, consumer products and other:
Cost of revenues	153,970	—	(8,386	)(j)	145,584
Insurance:
Benefit costs(i)	2,250	44,519	—		46,769

	156,220	44,519	(8,386)		192,353
Selling, general and administrative expenses	19,028	12,336	1,426	(l)	32,790

Total operating costs and expenses	175,248	56,855	(6,960)		225,143

Operating income	9,517	3,680	(1,652)		11,545
Interest expense, net	1,041	442	1,862	(m)	3,345
Loss on early extinguishment of debt	—	246	—		246
Other expense (income)	208	—	(171	)(n)	37

Income from continuing operations before income tax provision	8,268	2,992	(3,343)		7,917
Income tax provision	1,637	1,087	(1,304	)(o)	1,420

Income from continuing operations	6,631	1,905	(2,039)		6,497
Income from continuing operations attributable to noncontrolling interest	(1)	(1)	—		(2)

Income from continuing operations attributable to CVS Health	$6,630	$1,904	$(2,039)		$6,495

Earnings per share from continuing operations attributable to CVS Health:
Basic	$6.48	$5.71			$5.00	(q)

Diluted	$6.45	$5.68			$4.96	(q)

Weighted average shares:
Basic	1,020	333	(59)		1,294	(p)
Diluted	1,024	335	(53)		1,306	(p)

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The pro forma adjustments shown above are explained in Note 6. Income Statement Pro Forma Adjustments.

Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2017

	CVS Health	Aetna	Pro Forma Adjustments (Note 7)		Pro Forma Combined
	(Millions)
Assets:
Cash and cash equivalents	$1,696	$4,076	$(3,136	)(r)	$2,636
Investments	111	2,280	—		2,391
Accounts receivable, net	13,181	5,071	(1,124	)(s)	17,128
Inventories	15,296	—	—		15,296
Other current assets	945	4,096	(165	)(dd)	4,876

Total current assets	31,229	15,523	(4,425)		42,327
Long-term investments	—	17,793	—		17,793
Property and equipment, net	10,292	586	—		10,878
Goodwill	38,451	10,571	33,613	(t)	82,635
Intangible assets, net	13,630	1,180	26,665	(u)	41,475
Separate Account assets	—	4,296	—		4,296
Other assets	1,529	5,202	(1,231	)(v)	5,500

Total assets	$95,131	$55,151	$54,622		$204,904

Liabilities and equity:
Pharmacy claims and discounts payable	$10,355	$—	$—		$10,355
Health care costs payable and other insurance liabilities	—	7,269	(1,124	)(s)	6,145
Accrued expenses and other current liabilities	15,472	8,569	199	(w)	24,240
Short-term debt and current portion of long-term debt	4,821	999	—		5,820

Total current liabilities	30,648	16,837	(925)		46,560
Long-term debt	22,181	8,160	45,427	(x)	75,768
Deferred income taxes	2,996	—	6,350	(y)	9,346
Separate Account liabilities	—	4,296	—		4,296
Other long-term insurance liabilities	—	7,685	—		7,685
Other long-term liabilities	1,611	2,336	—		3,947

Total liabilities	57,436	39,314	50,852		147,602
Shareholders’ equity:
Common stock and capital surplus(1)	32,096	4,706	(4,706	)(z)	32,096
Treasury stock and shares held in trust	(37,796)	—	19,714	(aa)	(18,082)
Retained earnings	43,556	12,118	(12,482	)(bb)	43,192
Accumulated other comprehensive income (loss)	(165)	(1,244)	1,244	(cc)	(165)

Total shareholders’ equity	37,691	15,580	3,770		57,041
Noncontrolling interest	4	257	—		261

Total equity	37,695	15,837	3,770		57,302

Total liabilities and equity	$95,131	$55,151	$54,622		$204,904

(1)	On an historical basis, share information of CVS Health is as follows: 3.2 billion common shares authorized; 1.7 billion common shares issued and 1.0 billion shares outstanding. On a pro forma combined basis, share information is as follows: 3.2 billion common shares authorized; 2.0 billion common shares issued and 1.287 billion common shares outstanding.

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The pro forma adjustments shown above are explained in Note 7. Balance Sheet Pro Forma Adjustments.

1.	Description of Transaction

On December 3, 2017, CVS Health, a wholly-owned subsidiary of CVS Health and Aetna entered into the merger agreement, pursuant to which, subject to the terms and conditions set forth in the merger agreement, Aetna will become a wholly-owned subsidiary of CVS Health. Upon completion of the merger, each Aetna common share issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive $145.00 in cash, without interest thereon (the “cash consideration”), and 0.8378 of a share of CVS Health common stock (the “share consideration,” which, together with the cash consideration, is collectively referred to as the “merger consideration”).

As of completion of the merger, each vested Aetna stock appreciation right representing the right to receive a payment in Aetna common shares, including those Aetna stock appreciation rights that vest by their terms as of completion of the merger (collectively, the “Aetna stock appreciation rights”), will be cancelled and converted into the right to receive a cash amount (without interest) equal to the product of (a) the excess, if any, of (i) the sum of $145.00 plus the value equal to the product of the average of the volume weighted averages of the trading prices for shares of CVS Health common stock on the New York Stock Exchange (the “NYSE”) on each of the five consecutive trading days ending on the trading day that is two trading days prior to completion of the merger (the “CVS Health closing price”), multiplied by the ratio of 0.8378 of a share of CVS Health common stock for each Aetna common share (the “exchange ratio”) (the sum of such amounts is referred as the “equity award cash consideration”) over (ii) the applicable per share exercise price of such Aetna stock appreciation right multiplied by (b) the total number of Aetna common shares subject to such Aetna stock appreciation right. Each outstanding vested Aetna stock appreciation right (including those Aetna stock appreciation rights that vest by their terms as of completion of the merger) with a per share exercise price greater than or equal to the equity award cash consideration will be cancelled for no consideration.

As of completion of the merger, each Aetna stock appreciation right that is not vested as of completion of the merger or that is granted after the date of the merger agreement (to the extent permitted under the merger agreement), will be assumed by CVS Health and will become a stock appreciation right (an “assumed stock appreciation right”), representing the right to receive a payment in shares of CVS Health common stock on the same terms and conditions, except that (i) the number of shares of CVS Health common stock subject to the assumed stock appreciation right will equal the product of (A) the number of Aetna common shares that were subject to such Aetna stock appreciation right immediately prior to completion of the merger multiplied by (B) the sum of (x) the exchange ratio plus (y) the quotient of $145.00, divided by the CVS Health closing price (the sum of such amounts is referred to as the “equity award exchange ratio”), (with such product rounded down to the nearest whole share of CVS Health common stock) and (ii) the per share exercise price will equal the exercise price per share of the Aetna stock appreciation right immediately prior to completion of the merger divided by the equity award exchange ratio (rounded up to the nearest whole cent).

Immediately prior to completion of the merger, each outstanding Aetna restricted stock unit (an “Aetna RSU”) and each outstanding Aetna performance stock unit (an “Aetna PSU”) that provides for accelerated vesting upon completion of the merger will vest and will be converted into the right to receive, with respect to each Aetna common share underlying the Aetna RSU or Aetna PSU, the merger consideration, less applicable tax withholdings.

As of completion of the merger, each Aetna RSU or Aetna PSU that is not converted into a right to receive the merger consideration, or that is granted after the date of the merger agreement (to the extent permitted under the merger agreement), will be assumed by CVS Health and will be converted into a time-based vesting CVS Health RSU award corresponding to the merger consideration.

Completion of the merger is subject to the approval of and adoption of the merger agreement by Aetna shareholders, the approval of the stock issuance by CVS Health stockholders, termination or expiration of the waiting period under the HSR Act, the required governmental authorizations having been obtained and being in full force and effect and certain other conditions to completion of the merger. As of the date of this prospectus supplement, and subject to the satisfaction or, to the extent permitted by law, waiver of the conditions described in the preceding sentence, CVS Health and Aetna expect the merger to be completed in the second half of 2018.

For more information on the terms of the merger agreement, please see CVS Health’s Current Report on Form 8-K filed on December 5, 2017 which is incorporated by reference into this prospectus supplement. See “Where You Can Find More Information.”

2.	Basis of Presentation

The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting and are based on the historical consolidated financial statements of CVS Health and Aetna.

The acquisition method of accounting is based on Accounting Standards Codification (“ASC”) 805, Business Combinations, and uses the fair value concepts defined in ASC 820, Fair Value Measurement.

ASC 805 requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. In addition, ASC 805 requires that the consideration transferred be measured at the date the merger is completed at the then-current market price. This requirement will likely result in a per share equity component that is different from the amount assumed in these unaudited pro forma condensed combined financial statements, since the market price of the shares of CVS Health common stock at the date the merger is completed is likely to be different than the $71.90 market price that was used in the preparation of the unaudited pro forma condensed combined financial statements. The market price of $71.90 was based upon the closing price of shares of CVS Health common stock on the NYSE on February 16, 2018.

ASC 820 defines the term “fair value,” sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, CVS Health may be required to record the fair value of assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect CVS Health’s intended use of those assets. Many of these fair value measurements can be highly subjective, and it is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Under the acquisition method of accounting, the assets acquired and liabilities assumed will be recorded, as of completion of the merger, primarily at their respective fair values and added to those of CVS Health. Financial statements and reported results of operations of CVS Health issued after completion of the merger will reflect these values, but will not be retroactively restated to reflect the historical financial position or results of operations of Aetna.

Under ASC 805, acquisition-related transaction costs (e.g., advisory, legal and other professional fees) are not included as a component of consideration transferred but are accounted for as expenses in the periods in which such costs are incurred. Acquisition-related transaction costs expected to be incurred by CVS Health include estimated fees related to a bridge financing commitment and agreement. Total acquisition-related transaction costs expected to be incurred by CVS Health and Aetna are estimated to be approximately $408 million and $165 million, respectively, of which $90 million and $38 million, respectively, were incurred through December 31, 2017.

The unaudited pro forma condensed combined balance sheet as of December 31, 2017 is required to include adjustments which give effect to events that are directly attributable to the merger regardless of whether they are expected to have a continuing impact on the combined results or are non-recurring. Therefore, acquisition-related transaction costs expected to be incurred by CVS Health and Aetna subsequent to December 31, 2017 of approximately $318 million and $127 million, respectively, are reflected as pro forma adjustments to the unaudited pro forma condensed combined balance sheet as of December 31, 2017, with the after-tax impact presented as an increase to accrued expenses and other current liabilities and a decrease to other current assets and retained earnings.

The unaudited pro forma condensed combined financial statements do not reflect any potential divestitures that may occur prior to, or subsequent to, completion of the merger, or the projected realization of cost savings following completion of the merger. These cost savings opportunities are from administrative cost savings as well as reduced health care costs due to medical management. Although CVS Health projects that cost savings will result from the merger, there can be no assurance that these cost savings will be achieved. The unaudited pro forma condensed combined financial statements do not reflect any projected pre-tax restructuring and integration-related costs associated with the projected annual cost savings. The annual cost savings are projected to be approximately $750 million in the second full year following completion of the merger. The restructuring and integration-related costs will be expensed in the appropriate accounting periods after completion of the merger.

On December 22, 2017, the President signed into law the Tax Cuts and Jobs Act (the “TCJA”). Among numerous changes to existing tax laws, the TCJA permanently reduced the federal corporate income tax rate from 35% to 21% effective on January 1, 2018. The effects on deferred income tax balances of changes in tax rates are required to be taken into consideration in the period in which the changes are enacted, regardless of when they are effective. Consequently, the income statement adjustments to these unaudited pro forma condensed combined financial statements assume a 39% effective income tax rate and the balance sheet adjustments to these unaudited pro forma condensed combined financial statements assume a new lower effective income tax rate of 26%.

3.	Accounting Policies

At completion of the merger, CVS Health will review Aetna’s accounting policies. As a result of that review, CVS Health may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements. With the exception of one accounting policy related to recently issued accounting guidance that CVS Health early adopted in the first quarter of 2017 (see Note 6(l)), CVS Health is not aware of any differences that would have a material impact on the combined financial statements, and therefore, the unaudited pro forma condensed combined financial statements assume there are no other differences in accounting policies other than the one described in Note 6(l).

4.	Estimate of Consideration Expected to be Transferred

The following is a preliminary estimate of consideration expected to be transferred to effect the acquisition of Aetna:

(Millions, except per common share data)
Cash consideration:
Shareholders:
Aetna common shares outstanding	327.0
Multiplied by merger agreement cash consideration per share paid to Aetna shareholders	$145.00

Preliminary estimate of cash consideration paid to Aetna shareholders	$47,409

Stock appreciation right holders:
Aetna vested in-the-money stock appreciation rights	3.7
Multiplied by merger consideration value of $205.24 less exercise price	$125.71

Preliminary estimate of cash consideration paid to holders of vested Aetna stock appreciation rights	$463

RSU and PSU holders:
Vested Aetna RSUs and Aetna PSUs	0.3
Multiplied by merger agreement cash consideration per share paid to Aetna shareholders	$145.00

Preliminary estimate of cash consideration paid to Aetna RSU and Aetna PSU holders	$46

Preliminary fair value estimate of total cash consideration	$47,918

Share consideration:
Shareholders:
Aetna common shares outstanding	327.0
Multiplied by merger agreement per share exchange ratio	0.8378
Multiplied by per share price of CVS Health common stock on February 16, 2018	$71.90

Preliminary estimate of fair value of common stock issued to Aetna shareholders	$19,695

RSU and PSU holders:
Vested Aetna RSUs and Aetna PSUs	0.3
Multiplied by merger agreement per share exchange ratio	0.8378
Multiplied by per share price of CVS Health common stock on February 16, 2018	$71.90

Preliminary estimate of fair value of common stock issued to Aetna RSU and Aetna PSU holders	$19

Preliminary fair value estimate of total share consideration	$19,714

Total consideration:
Cash consideration	$47,918
Common share consideration	19,714
Other consideration transferred(a)	—

Estimate of total consideration expected to be transferred(b)	$67,632

(a)

As further described in Note 1. Description of Transaction, certain outstanding equity awards granted to Aetna employees will not be settled upon completion of the merger, and instead will be converted into replacement awards issued by CVS Health. The above table excludes approximately 1.4 million aggregate Aetna RSUs and PSUs and approximately 3.3 million Aetna stock appreciation rights, each outstanding at February 16, 2018, from the estimate of total consideration expected to be transferred. Other consideration transferred will include the portion of the fair value of the replacement awards that is attributed to pre-merger services. The fair value attributable to post-merger services will be recorded as compensation expense in CVS Health’s post-merger financial statements. At this time, CVS Health is unable to reasonably estimate the respective amounts attributable to pre- and post-merger services.

(b)	The estimated total consideration expected to be transferred reflected in these unaudited pro forma condensed combined financial statements does not purport to represent the actual consideration that will be transferred when the merger is completed. In accordance with ASC 805 the fair value of equity securities issued as part of the consideration transferred will be measured on the date the merger is completed at the then-current market price. This requirement will likely result in a different value of the share consideration portion of the merger consideration and a per Aetna share equity component different from the $60.24 assumed in these unaudited pro forma condensed combined financial statements, and that difference may be material. For example, if the per share price of CVS Health’s common stock on the date the merger is completed increased or decreased by 10% from the price assumed in these unaudited pro forma condensed combined financial statements, the consideration transferred would increase or decrease by approximately $2.0 billion, which would be reflected in these unaudited pro forma condensed combined financial statements as an increase or decrease to goodwill.

5.	Estimate of Assets to be Acquired and Liabilities to be Assumed

The following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed by CVS Health in the merger, reconciled to the estimate of total consideration expected to be transferred:

At December 31, 2017
(Millions)
Assets Acquired and Liabilities Assumed:
Historical net book value of net assets acquired	$15,837
Less historical:
Goodwill	(10,571)
Intangible assets	(1,180)
Debt issuance costs and net debt discounts/premiums	(46)
Capitalized software	(698)
Deferred acquisition costs	(521)
Deferred tax assets on outstanding equity awards	(14)
Deferred tax assets on debt premiums	(10)
Deferred tax liabilities on deferred acquisition costs	109
Deferred tax liabilities on historical capitalized software	155
Deferred tax liabilities on historical intangible assets and tax deductible goodwill	453

Adjusted book value of net assets acquired	3,514

Adjustments to:
Goodwill(c)	44,184
Identifiable intangible assets(d)	27,845
Deferred tax liabilities(e)	(7,043)
Fair value adjustment to debt(f)	(611)
Fair value of noncontrolling interest(g)	(257)
Other(h)	—

Total adjustments	64,118

Consideration transferred	$67,632

(c)	Goodwill is calculated as the difference between the acquisition date fair value of the total consideration expected to be transferred and the aggregate values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized.

(d)	As of completion of the merger, identifiable intangible assets are required to be measured at fair value, and these acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of these unaudited pro forma condensed combined financial statements and consistent with the ASC 820 requirements for fair value measurements, it is assumed that all assets will be used, and that all acquired assets will be used in a manner that represents the highest and best use of those acquired assets, but it is not assumed that any market participant synergies will be achieved.

The fair value of identifiable intangible assets is determined primarily using variations of the “income approach,” which is based on the present value of the future after-tax cash flows attributable to each identifiable intangible asset. Other valuation methods, including the market approach and cost approach, were also considered in estimating the fair value. Under the HSR Act and other relevant laws and regulations, there are significant limitations on CVS Health’s ability to obtain specific information about Aetna’s intangible assets prior to completion of the merger.

As of the date of this prospectus supplement, CVS Health does not have sufficient information as to the amount, timing and risk of the cash flows from all of Aetna’s identifiable intangible assets to determine their fair value. Some of the more significant assumptions inherent in the development of intangible asset values, from the perspective of a market participant, include, but are not limited to: the amount and timing of projected future cash flows (including revenue and profitability); the discount rate selected to measure the risks inherent in the future cash flows; the assessment of the asset’s life cycle; and the competitive trends impacting the asset. However, for purposes of these unaudited pro forma condensed combined financial statements and using publicly available information, such as historical revenues, Aetna’s cost structure, industry information for comparable intangible assets and certain other high-level assumptions, the fair value of Aetna’s identifiable intangible assets and their weighted average useful lives have been preliminarily estimated as follows:

	Estimated Fair Value	Estimated Useful Life
	(Millions)	(Years)
Customer relationships	$19,400	10
Technology	900	5
Provider networks	845	15
Definite-lived trade names/trademarks	200	7

	21,345
Indefinite-lived trade name/trademark	6,500	N/A

Total	$27,845

These preliminary estimates of fair value and weighted average useful life will likely be different from the amounts included in the final acquisition accounting, and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial statements. Once CVS Health has full access to information about Aetna’s intangible assets, additional insight will be gained that could impact (i) the estimated total value assigned to identifiable intangible assets, (ii) the estimated allocation of value between finite-lived and indefinite-lived intangible assets and/or (iii) the estimated weighted average useful life of each category of intangible assets. The estimated intangible asset values and their useful lives could be impacted by a variety of factors that may become known to CVS Health only upon access to additional information and/or by changes in such factors that may occur prior to completion of the merger. These factors include, but are not limited to, changes in the regulatory, legislative, legal, technological and/or competitive environments. Increased knowledge about these and/or other elements could result in a change to the estimated fair value of the identifiable Aetna intangible assets and/or to the estimated weighted average useful lives from what CVS Health has assumed in these unaudited pro forma condensed combined financial statements. The combined effect of any such changes could then also result in a significant increase or decrease to CVS Health’s estimate of associated amortization expense.

(e)	As of completion of the merger, CVS Health will establish net deferred tax liabilities and make other tax adjustments as part of the accounting for the merger, primarily related to estimated fair value adjustments for identifiable intangible assets and debt (see Notes 5(d) and 5(f)). The pro forma adjustment to record the effect of deferred taxes was computed as follows:

(Millions)
Estimated fair value of identifiable intangible assets to be acquired	$27,845
Estimated fair value adjustment of debt to be assumed	(611)

Total estimated fair value adjustments of assets to be acquired and liabilities to be assumed	$27,234

Deferred taxes associated with the estimated fair value adjustments of assets to be acquired and liabilities to be assumed, at 26%(*)	$7,043

(*)	The tax impacts of the acquisition were estimated based on applicable law as in effect on December 31, 2017. CVS Health assumed a 26% effective income tax rate when estimating the deferred income tax impacts of the acquisition.

(f)	As of completion of the merger, Aetna’s debt is required to be measured at fair value. CVS Health has calculated the pro forma adjustment using publicly available information and believes the pro forma adjustment amount to be reasonable. This adjustment reflects the incremental fair value of Aetna’s long-term debt over the par value of such debt.

(g)	The net book value of Aetna’s noncontrolling interest is assumed to approximate its fair value in the pro forma condensed combined balance sheet.

(h)	As of completion of the merger, various other assets and liabilities are required to be measured at fair value, including, but not limited to: accounts receivable, property and equipment, insurance liabilities, and legal contingencies. As of the date of this prospectus supplement, CVS Health does not have sufficient information to make a reasonable preliminary estimate of the fair value of these assets and liabilities. Accordingly, for purposes of these unaudited pro forma condensed combined financial statements, CVS Health has assumed that the historical Aetna book values represent the best estimate of fair value.

6.	Income Statement Pro Forma Adjustments

(i)	For the year ended December 31, 2017, CVS Health’s insurance premiums from its SilverScript Insurance Company Medicare Part D prescription drug plan of $2.9 billion have been reclassified and presented separately from net revenues from pharmacy, consumer products and other. The related costs and benefits for the year ended December 31, 2017 of $2.3 billion have been reclassified and presented separately from cost of revenues from pharmacy, consumer products and other. These reclassifications made in these pro forma condensed combined financial statements were made to conform to Aetna’s insurance-related presentation.

(j)	To eliminate pharmacy and clinical services revenue CVS Health earned from Aetna of $8,501 million for the year ended December 31, 2017. The related costs eliminated and their financial statement line items are as follows:

Year Ended December 31, 2017
(Millions)
Elimination of cost of revenues	$8,386
Elimination of administrative fees from selling, general and administrative expenses	115

Total elimination	$8,501

(k)	For purposes of these unaudited pro forma condensed combined financial statements, this adjustment reflects CVS Health’s estimated forgone interest income associated with adjusting the amortized cost of Aetna’s debt securities investment portfolio to fair value as of completion of the merger. Forgone interest income due to the fair value adjustment to Aetna’s debt securities investment portfolio under the acquisition method of accounting is projected to be approximately $111 million for the year ended December 31, 2017.

(l)	During the first quarter of 2017, CVS Health early adopted on a retrospective basis ASU 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost. ASU 2017-07 requires entities to disaggregate the current service cost component from the other components of net benefit cost and present it with other current compensation costs for related employees in the income statement and present the other components of net benefit cost elsewhere in the income statement and outside of operating income.

Below is Aetna’s reclassification from selling, general and administrative expenses to other expense (income) to conform with CVS Health’s current accounting policy:

Year Ended December 31, 2017
(Millions)
Net periodic benefit income for pension plans	$(112)
Net periodic benefit expense for other postretirement employee benefit plans	5

Reclassification of net periodic benefit income from selling, general and administrative expenses to other expense (income)	$(107)

Selling, general and administrative expenses is adjusted, as follows:

Year Ended December 31, 2017
(Millions)
Reclassification of net periodic benefit income to other expense (income), as discussed above	$107
Eliminate Aetna’s historical administrative fees paid to CVS Health (see (j))	(115)
Eliminate CVS Health and Aetna transaction costs incurred in 2017	(72)
Eliminate Aetna’s historical intangible asset amortization expense	(272)
Eliminate Aetna’s historical deferred acquisition cost amortization expense	(111)
Eliminate Aetna’s historical capitalized software amortization expense	(316)
Estimated transaction-related intangible asset amortization(*)	2,205

Estimated adjustment to selling, general and administrative expenses	$1,426

(*)	Assumes an estimated $21.3 billion of finite-lived intangibles and a weighted average amortization period of approximately 10 years (refer to Note 5. Estimate of Assets to be Acquired and Liabilities to be Assumed).

(m)	CVS estimates interest expense, net to increase due to the following:

Year Ended December 31, 2017
(Millions)
Additional interest expense associated with the issuance of $40.0 billion of long-term fixed-rate and/or floating rate debt that CVS Health expects to issue to partially fund the merger with various maturity tranches ranging from 2 to 30 years and an assumed weighted average annual interest rate of 4.27%(**)	$1,708
Additional interest expense associated with the issuance of $5.0 billion of fixed-rate term loans to partially fund the merger with an assumed maturity of 3 to 5 years and an assumed weighted average annual interest rate of 3.87%(***)	194
Eliminate CVS Health bridge financing costs incurred in 2017	(56)
CVS Health estimated foregone interest income associated with cash used to partially fund a portion of the merger consideration. The estimated forgone interest income for the combined entity is based on a weighted average annual interest rate of 1.45% for the year ended December 31, 2017	45
Eliminate historical amortization of net debt premiums/debt issuance costs	2
Amortization of estimated debt issuance costs of $230 million associated with the long-term debt and term loans to be issued to partially fund the merger	20
Amortization of the estimated fair value adjustment to Aetna’s debt assumed by CVS Health over the remaining life of Aetna’s outstanding debt	(51)

Estimated adjustment to interest expense	$1,862

(**)	If interest rates were to increase or decrease by 0.125% from the rates assumed in estimating this pro forma adjustment to interest expense, pro forma interest expense would increase or decrease by approximately $50 million in the year ended December 31, 2017.

(***)	If interest rates were to increase or decrease by 0.125% from the rates assumed in estimating this pro forma adjustment to interest expense, pro forma interest expense would increase or decrease by approximately $6 million in the year ended December 31, 2017.

(n)	To adjust other expense (income) for the following:

Year Ended December 31, 2017
(Millions)
Reclassification of net periodic benefit income from selling, general and administrative expenses to other expense as discussed in (l)	$(107)
Adjustment to net periodic benefit income to eliminate the amortization of prior service credit and deferred actuarial losses	(64)

Total	$(171)

(o)	The pro forma income tax adjustments are estimated at the applicable statutory income tax rates in effect through December 31, 2017, generally 39%.

(p)	The combined basic and diluted earnings per share from continuing operations for the periods presented are based on the combined weighted average basic and diluted common shares of CVS Health and Aetna. The historical weighted average basic and diluted shares of Aetna were assumed to be replaced by the shares expected to be issued by CVS Health to effect the merger.

The following table summarizes the computation of the unaudited pro forma combined weighted average basic and diluted shares outstanding:

Year Ended December 31, 2017
(Millions)
CVS Health weighted average shares used to compute basic earnings per share	1,020
Aetna shares outstanding at February 16, 2018, converted at the exchange ratio of (327.0*0.8378)	274

Combined weighted average basic shares outstanding	1,294
Number of Aetna RSUs and Aetna PSUs at February 16, 2018, expected to vest at closing converted at the exchange ratio (0.3*0.8378)	0.3

Pro forma weighted average basic shares outstanding	1,294
Dilutive effect of CVS Health’s outstanding stock-based awards	4
Dilutive effect of Aetna’s outstanding stock-based awards, converted at the exchange ratio (CVS Health awards to be issued to replace Aetna awards)	8

Pro forma weighted average shares used to compute diluted earnings per share	1,306

Note: Certain amounts may reflect rounding adjustments.

(q)	The following is a reconciliation of pro forma basic and diluted earnings per share for the applicable period:

Year Ended December 31, 2017
(Millions)
Numerator for earnings per share calculation:
Pro forma income from continuing operations attributable to CVS Health	$6,495
Income allocated to participating securities	(20)

Total	$6,475

Denominator for earnings per share calculation:
Pro forma weighted average shares, basic	1,294
Pro forma weighted average shares, diluted	1,306
Pro forma earnings per share:
Basic	$5.00
Diluted	$4.96

7.	Balance Sheet Pro Forma Adjustments

(r)	To reflect the use of available cash to partially fund the merger. This estimate is derived as follows:

(Millions)
To record issuance of CVS Health long-term debt and term loans to effect the merger	$45,000
Estimated debt issuance costs incurred	(218)
To record the cash portion of the merger consideration	(47,918)

Total	$(3,136)

(s)	To eliminate trade receivables and payables between CVS Health and Aetna.

(t)	To adjust goodwill to an estimate of acquisition date goodwill, as follows:

(Millions)
Eliminate Aetna’s historical goodwill	$(10,571)
Estimated transaction goodwill	44,184

Total	$33,613

(u)	To adjust intangible assets to their estimated fair value, as follows:

(Millions)
Eliminate Aetna’s historical intangible assets	$(1,180)
Estimated fair value of intangible assets acquired	27,845

Total	$26,665

(v)	To adjust other assets to their estimated fair value, as follows:

(Millions)
Eliminate Aetna’s historical capitalized software	$(698)
Eliminate Aetna’s historical deferred acquisition costs	(521)
Reclassify term loan facility fees paid in December 2017 as a reduction of long-term debt	(12)

Total	$(1,231)

(w)	To adjust accrued expenses and other current liabilities:

(Millions)
To accrue estimated acquisition-related transaction costs projected to be incurred after December 31, 2017	$280
To reduce current tax liabilities related to estimated tax-deductible acquisition-related transactions costs	(81)

Total	$199

(x)	To record issuance of CVS Health long-term debt and related debt issuance costs, eliminate the Aetna historical debt issuance costs that have no future economic benefit, and adjust Aetna’s debt to an estimate of fair value, as follows:

(Millions)
Establish incremental CVS Health long-term debt to effect the merger	$40,000
Establish incremental CVS Health term loans to effect the merger	5,000
Estimated debt issuance costs	(230)
Elimination of unamortized debt issuance costs and net debt discounts/premiums	46
Estimated fair value increase over par value of assumed Aetna debt	611

Total	$45,427

(y)	Adjustment of deferred income tax liabilities (assets) as follows:

(Millions)
Eliminate Aetna’s historical deferred tax liability on intangible assets and tax deductible goodwill	$(453)
Eliminate Aetna’s historical deferred tax liability on capitalized software	(155)
Eliminate Aetna’s historical deferred tax asset on debt premiums	10
Eliminate Aetna’s historical deferred tax asset on outstanding equity awards	14
Eliminate Aetna’s historical deferred tax liability on deferred acquisition costs	(109)
Estimated transaction-related deferred tax liability on identifiable intangible assets	7,202
Estimated transaction-related deferred tax asset for fair value increase in assumed debt	(159)

Total	$6,350

(z)	To eliminate Aetna’s historical common shares and additional paid-in capital of $4.7 billion.

(aa)	Issuance of shares of CVS Health common stock from treasury stock to record the share consideration portion of the merger consideration.

(bb)	To eliminate Aetna’s historical retained earnings and to record the estimated after-tax portion of the acquisition-related transaction costs projected to be incurred after December 31, 2017:

(Millions)
Elimination of Aetna’s historical retained earnings	$(12,118)
Estimated transaction costs projected to be incurred after December 31, 2017	(364)

Total	$(12,482)

(cc)	To eliminate Aetna’s historical accumulated other comprehensive income.

(dd)	To eliminate CVS Health’s unamortized bridge financing costs paid in December 2017.

The unaudited pro forma condensed combined financial statements do not present a combined dividend per share amount. On each of February 2, 2017, May 1, 2017, August 3, 2017, November 3, 2017 and February 2, 2018, CVS Health paid a dividend of $0.50 per share of CVS Health common stock. On January 27, 2017, Aetna paid a dividend of $0.25 per Aetna common share. On each of April 28, 2017, July 28, 2017, October 27, 2017 and January 26, 2018, Aetna paid a dividend of $0.50 per Aetna common share. Under the terms of the merger agreement, during the period prior to completion of the merger, Aetna is not permitted to declare, set aside or pay any dividend or other distribution other than its regular cash dividend in the ordinary course of business consistent with past practice in an amount not to exceed $0.50 per share per quarter. Under the terms of the merger agreement, during the period before completion of the merger, CVS Health is not permitted to declare, set aside or pay any dividend or other distribution other than its regular cash dividend in the ordinary course of business consistent with past practice in an amount not to exceed $0.50 per share per quarter. The dividend policy of CVS Health following completion of the merger will be determined by CVS Health’s board of directors.

DESCRIPTION OF THE NOTES

General

The Floating Rate Senior Notes due 2020, which we refer to as the “2020 floating rate notes,” Floating Rate Senior Notes due 2021, which we refer to as the “2021 floating rate notes,”        % Senior Notes due 2020, which we refer to as the “2020 notes,”         % Senior Notes due 2021, which we refer to as the “2021 notes,”         % Senior Notes due 2023, which we refer to as the “2023 notes,”         % Senior Notes due 2025, which we refer to as the “2025 notes,”         % Senior Notes due 2028, which we refer to as the “2028 notes,”         % Senior Notes due 2038, which we refer to as the “2038 notes,” and         % Senior Notes due 2048, which we refer to as the “2048 notes” each constitute a series of senior debt securities described in the accompanying prospectus. We refer to the 2020 floating rate notes and 2021 floating rate notes collectively as the “floating rate notes.” We refer to the 2020 notes, 2021 notes, 2023 notes, 2025 notes, 2028 notes, 2038 notes, and 2048 notes collectively as the “fixed rate notes.” We refer to the floating rate notes and fixed rate notes collectively as the “notes.” This description supplements and, to the extent inconsistent therewith, replaces the descriptions of the general terms and provisions contained in “Description of Debt Securities” in the accompanying prospectus.

Each series of notes will be issued under the Senior Indenture dated August 15, 2006 between CVS Health Corporation (formerly known as “CVS Corporation”), as issuer, and The Bank of New York Mellon Trust Company, N.A. (formerly known as “The Bank of New York Trust Company, N.A.”), as trustee (the “indenture”). The following summary of the material provisions of the indenture does not summarize all of the provisions of the indenture. We urge you to read the indenture because it, not the summaries below and in the accompanying prospectus, defines your rights. A copy of the indenture has been filed as an exhibit to the registration statement of which the accompanying prospectus is a part. You may obtain a copy of the indenture from us without charge. See “Where You Can Find More Information” in this prospectus supplement. In this description, all references to “CVS Health,” “we,” “our” and “us” mean CVS Health Corporation only.

The notes will be issued only in registered form without coupons, in denominations of $2,000 and integral multiples of $1,000 thereof. No service charge will be made for any registration of transfer or any exchange of notes, but we may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

We do not intend to list the notes on a national securities exchange.

The indenture does not contain any provisions that would limit our ability to incur indebtedness or require the maintenance of financial ratios or specified levels of net worth or liquidity, nor does it contain covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction, change in credit rating or other similar occurrence (except as set forth in “—Repurchase of the Notes Upon a Change of Control Triggering Event”). However, the provisions of the indenture do:

(1)	provide that, subject to certain exceptions, neither we nor any of our Restricted Subsidiaries (as defined therein) will subject certain of our property or assets to any mortgage or other encumbrance unless the notes are secured equally and ratably with such other indebtedness thereby secured, and

(2)	contain certain limitations on the entry into certain sale and leaseback arrangements by us and our Restricted Subsidiaries.

Principal, Maturity and Interest

Floating Rate Notes

The 2020 floating rate notes will be issued in an aggregate principal amount of $                 and will mature on                 , 2020. The 2020 floating rate notes will bear interest from                 , 2018, or from the most recent

date to which interest has been paid or provided for, payable to holders of record at the close of business on the                 ,                 ,                  or                 (whether or not a LIBOR business day) immediately preceding the respective interest payment on                 ,                 ,                  or                 , of each year, respectively, beginning on                 , 2018, subject to certain exceptions. The interest rate per annum (the “floating interest rate”) in effect for each day of an interest period (as defined below) for the 2020 floating rate notes will be equal to LIBOR (as defined below) plus          %.

The 2021 floating rate notes will be issued in an aggregate principal amount of $                 and will mature on                 , 2021. The 2021 floating rate notes will bear interest from                 , 2018, or from the most recent date to which interest has been paid or provided for, payable to holders of record at the close of business on the                 ,                 ,                  or                 (whether or not a LIBOR business day) immediately preceding the respective interest payment on                 ,                 ,                  or                 , of each year, respectively, beginning on                 , 2018, subject to certain exceptions. The interest rate per annum (the “floating interest rate”) in effect for each day of an interest period for the 2021 floating rate notes will be equal to LIBOR plus          %.

The floating interest rate for the initial interest period for the floating rate notes will be determined on                 , 2018. The floating interest rate for each interest period after the initial interest period for the floating rate notes will be reset on the      th day of the months of                 ,                 ,                  and                 of each year, commencing                 , 2018 (each such date, an “interest reset date”) until the principal on the 2020 floating rate notes or 2021 floating rate notes, as applicable, is paid or made available for payment. The applicable interest rate will be determined two London business days prior to each interest reset date (each such date, an “interest determination date”). If any interest reset date and floating rate interest payment date for the floating rate notes would otherwise be a day that is not a LIBOR business day, such interest reset date and floating rate interest payment date will be the next succeeding LIBOR business day, unless the next succeeding LIBOR business day is in the next succeeding calendar month, in which case such interest reset date and floating rate interest payment date will be the immediately preceding LIBOR business day.

“LIBOR business day” means (i) a day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law, regulation or executive order to close in The City of New York; and (ii) the day is also a London business day.

“interest period” means the period from and including an interest reset date or, in the case of the initial interest period, from                 , 2018 to, but excluding, the next succeeding interest reset date and, in the case of the last such period, from, and including, the interest reset date immediately preceding the maturity date to, but not including, such maturity date. If the maturity date is not a LIBOR business day, then the principal amount of the floating rate notes plus accrued and unpaid interest thereon shall be paid on the next succeeding LIBOR business day and no interest shall accrue for the maturity date, or any day thereafter.

“LIBOR” for any interest determination date is the rate for deposits in U.S. dollars for a three-month period as such rate is displayed on Thomson Reuters on page LIBOR01 (or any other page as may replace such page on such service or any successor service nominated by ICE Benchmark Administration Ltd. for the purpose of displaying the London interbank rates of major banks for U.S. dollars) (“Reuters Page LIBOR01”) as of 11:00 a.m., London time, on such interest determination date.

The following procedure will be followed if LIBOR cannot be determined as described above:

•

We shall request the principal London offices of each of four major reference banks in the London interbank market to provide the calculation agent with its offered quotation for deposits in U.S. dollars for a three-month period, commencing on the related interest reset date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on such interest determination date and in a principal amount that is representative for a single transaction in U.S. dollars in such market at such time. If at least two such quotations are so provided, then LIBOR on such interest determination date will be the arithmetic mean calculated by the calculation agent of such quotations. If fewer than two such quotations are so provided, then LIBOR on such interest determination date will be the arithmetic mean calculated by the calculation agent of the rates quoted at approximately 11:00 a.m., in The City of New York, on such interest determination date by three major banks (which may include affiliates of the agent) in The City of New York selected by us for loans in U.S. dollars to leading European banks, for a three-month period and in a principal amount that is representative for a single transaction in U.S. dollars in such market at such time; provided, however, that if the banks so selected by us are not quoting as mentioned in this sentence, LIBOR determined as of such interest determination date shall be LIBOR in effect on such interest determination date.

“London business day” means a day on which commercial banks are open for business (including dealings in U.S. dollars) in London.

The amount of interest for each day that the 2020 floating rate notes or 2021 floating rate notes are outstanding, as applicable (the “daily interest amount”) will be calculated by dividing the applicable floating interest rate in effect for such day by 360 and multiplying the result by the principal amount of the applicable floating rate notes. The amount of interest to be paid on the 2020 floating rate notes or 2021 floating rate notes for any applicable interest period will be calculated by adding the daily interest amounts for each day in such applicable interest period.

The floating interest rate on the floating rate notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application. In no event will the floating interest rate be less than 0.0%.

All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

The floating interest rate and amount of interest to be paid on the 2020 floating rate notes and 2021 floating rate notes for each applicable interest period will be determined by the calculation agent. The Bank of New York Mellon Trust Company, N.A. will initially act as calculation agent. All calculations made by the calculation agent shall in the absence of manifest error be conclusive for all purposes and binding on us and the holders of the floating rate notes. So long as LIBOR is required to be determined with respect to the floating rate notes, there will at all times be a calculation agent. In the event that any then-acting calculation agent shall be unable or unwilling to act, or such calculation agent shall fail duly to establish LIBOR for any interest period, or we propose to remove such calculation agent, we shall appoint another person which is a bank, trust company, investment banking firm, or other financial institution to act as the calculation agent.

Fixed Rate Notes

The 2020 notes will be issued in an aggregate principal amount of $                 and will mature on                 , 2020. The 2020 notes will bear interest at         % per annum from                 , 2018, or from the most recent date to which interest has been paid or provided for, payable semiannually in arrears to holders of record at the close of business on the                  or                  (whether or not a business day) immediately preceding the respective interest payment on                  or                  of each year, respectively, beginning on                 , 2018.

The 2021 notes will be issued in an aggregate principal amount of $                 and will mature on                 , 2021. The 2021 notes will bear interest at         % per annum from                 , 2018, or from the most recent date to which interest has been paid or provided for, payable semiannually in arrears to holders of record at the close of business on the                  or                  (whether or not a business day) immediately preceding the respective interest payment on                  or                  of each year, respectively, beginning on                 , 2018.

The 2023 notes will be issued in an aggregate principal amount of $                 and will mature on                 , 2023. The 2023 notes will bear interest at         % per annum from                 , 2018, or from the most recent date to which interest has been paid or provided for, payable semiannually in arrears to holders of record at the close of business on the                  or                  (whether or not a business day) immediately preceding the respective interest payment on                  or                  of each year, respectively, beginning on                 , 2018.

The 2025 notes will be issued in an aggregate principal amount of $                 and will mature on                 , 2025. The 2025 notes will bear interest at         % per annum from                 , 2018, or from the most recent date to which interest has been paid or provided for, payable semiannually in arrears to holders of record at the close of business on the                  or                  (whether or not a business day) immediately preceding the respective interest payment on                  or                  of each year, respectively, beginning on                 , 2018.

The 2028 notes will be issued in an aggregate principal amount of $                 and will mature on                 , 2028. The 2028 notes will bear interest at         % per annum from                 , 2018, or from the most recent date to which interest has been paid or provided for, payable semiannually in arrears to holders of record at the close of business on the                  or                  (whether or not a business day) immediately preceding the respective interest payment on                  or                  of each year, respectively, beginning on                 , 2018.

The 2038 notes will be issued in an aggregate principal amount of $                 and will mature on                 , 2038. The 2038 notes will bear interest at         % per annum from                 , 2018, or from the most recent date to which interest has been paid or provided for, payable semiannually in arrears to holders of record at the close of business on the                  or                  (whether or not a business day) immediately preceding the respective interest payment on                  or                  of each year, respectively, beginning on                 , 2018.

The 2048 notes will be issued in an aggregate principal amount of $                 and will mature on                 , 2048. The 2048 notes will bear interest at         % per annum from                 , 2018, or from the most recent date to which interest has been paid or provided for, payable semiannually in arrears to holders of record at the close of business on the                  or                  (whether or not a business day) immediately preceding the respective interest payment on                  or                  of each year, respectively, beginning on                 , 2018.

If any interest payment date, redemption date or the maturity date of the fixed rate notes is not a business day, then payment of interest and/or principal will be made on the next succeeding business day. No interest will accrue on the amount so payable for the period from such interest payment date, redemption date or maturity date, as the case may be, to the date payment is made. Interest on the fixed rate notes will be paid on the basis of a 360-day year consisting of twelve 30-day months.

The notes do not contain any sinking fund provisions.

In some circumstances, we may elect to discharge our obligations on the notes through defeasance or covenant defeasance. See “Description of Debt Securities—Discharge and Defeasance of Debt Securities and Covenants” in the accompanying prospectus for more information about how we may do this.

We may at any time purchase notes by tender, in the open market or by private agreement, subject to applicable law.

Ranking

The notes will be our general unsecured senior obligations and will rank equally in right of payment with all of our other existing and future unsecured and unsubordinated indebtedness and will be structurally subordinated to the indebtedness of our subsidiaries and, upon consummation of the merger, indebtedness of Aetna and its subsidiaries that we assume in connection with the merger.

Optional Redemption

Prior to the maturity date, the 2020 notes and 2021 notes will be redeemable, in whole or in part at any time, at our option upon not less than 15 nor more than 60 days’ notice at a redemption price, plus accrued and unpaid interest, if any, to, but excluding, the redemption date, equal to the greater of:

(1)	100% of the aggregate principal amount of the notes being redeemed, or

(2)	the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed (not including any portion of such payments of interest accrued to the redemption date) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield plus the Applicable Spread for such series of notes.

Prior to the Applicable Par Call Date, the 2023 notes, 2025 notes, 2028 notes, 2038 notes and 2048 notes will be redeemable, in whole or in part at any time, at our option upon not less than 15 nor more than 60 days’ notice at a redemption price, plus accrued and unpaid interest, if any, to, but excluding, the redemption date, equal to the greater of:

(1)	100% of the aggregate principal amount of the notes being redeemed, or

(2)	the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed that would be due if such series of notes matured on the Applicable Par Call Date (not including any portion of such payments of interest accrued to the redemption date) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield plus the Applicable Spread for such series of notes.

On or after the Applicable Par Call Date, the 2023 notes, 2025 notes, 2028 notes, 2038 notes and 2048 notes will be redeemable, in whole or in part at any time, at our option upon not less than 15 nor more than 60 days’ notice at a redemption price equal to 100% of the aggregate principal amount of the notes being redeemed plus accrued and unpaid interest, if any, to, but excluding, the redemption date on such notes.

“Applicable Par Call Date” means (i) with respect to the 2023 notes,                 , 2023 (one month prior to the maturity date of such notes), (ii) with respect to the 2025 notes,                 , 2025 (two months prior to the maturity date of such notes), (iii) with respect to the 2028 notes,                 , 2028 (three months prior to the maturity date of such notes), (iv) with respect to the 2038 notes,                 , 2038 (six months prior to the maturity date of such notes) and (v) with respect to the 2048 notes,                 , 2048 (six months prior to the maturity date of such notes).

“Applicable Spread” means (i) with respect to the 2020 notes,      basis points, (ii) with respect to the 2021 notes,      basis points, (iii) with respect to the 2023 notes,      basis points, (iv) with respect to the 2025 notes,      basis points, (v) with respect to the 2028 notes,      basis points, (vi) with respect to the 2038 notes,      basis points and (vii) with respect to the 2048 notes,      basis points.

“Comparable Treasury Issue” means, with respect to each series of the fixed rate notes offered hereby, the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of such series of notes to be redeemed (assuming, for this purpose, that, except with respect to the 2020 notes and 2021 notes, such series of notes matured on the Applicable Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to such remaining term.

“Comparable Treasury Price” means, with respect to any redemption date for a series of fixed rate notes, (i) the average of the applicable Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such applicable Reference Treasury Dealer Quotations, or (ii) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

“Independent Investment Banker” means, with respect to each series of the fixed rate notes offered hereby, Barclays Capital Inc. or, if such firm is unwilling or unable to select the applicable Comparable Treasury Issue, an independent investment banking institution of national standing appointed by us.

“Reference Treasury Dealer” means, with respect to each series of the fixed rate notes offered hereby, (i) Barclays Capital Inc., Goldman Sachs & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary United States Government securities dealer in New York City (a “Primary Treasury Dealer”), we shall substitute therefor another Primary Treasury Dealer and (ii) any other Primary Treasury Dealer selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date for a series of the fixed rate notes, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue for such series of the notes (expressed in each case as a percentage of its aggregate principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Yield” means, with respect to any redemption date applicable to a series of fixed rate notes, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue for such series to be redeemed, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its aggregate principal amount) equal to the applicable Comparable Treasury Price for such redemption date.

A notice of redemption shall be transmitted by us (or, at our request, by the trustee on our behalf) to each holder of notes to be redeemed. Such notice of redemption shall specify the aggregate principal amount of notes to be redeemed, the CUSIP and ISIN numbers of the notes to be redeemed, the date fixed for redemption, the redemption price (or if not then ascertainable, the manner of calculation thereof), the place or places of payment and that payment will be made upon presentation and surrender of such notes. Once notice of redemption is sent to holders, notes of a series called for redemption will become due and payable on the redemption date at the redemption price for such series, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. On or before 10:00 a.m. New York City time on the redemption date, we will deposit with the trustee or with one or more paying agents an amount of money sufficient to redeem on the redemption date all the notes of a series so called for redemption at the appropriate redemption price for such series, together with accrued and unpaid interest, if any, to, but excluding, the redemption date. Unless we default in payment of the redemption price for such series plus accrued and unpaid interest, if any, to, but excluding, the redemption date, commencing on the redemption date interest on notes of a series called for redemption will cease to accrue and holders of such notes will have no rights with respect to such notes except the right to receive the redemption price for such series and any unpaid interest to, but excluding, the redemption date.

If fewer than all of the notes of a particular series are being redeemed, and such notes are represented by one or more global securities, interests in the notes of such series to be redeemed will be selected for redemption by The Depository Trust Company (“DTC”) in accordance with its standard procedures therefor. Upon surrender of any note redeemed in part, the holder will receive a new note equal in principal amount to the unredeemed portion of the surrendered note.

In addition, we may at any time purchase notes by tender, in the open market or by private agreement, subject to applicable law.

We do not have the option to redeem the floating rate notes prior to maturity.

Special Mandatory Redemption

If (i) the merger has not been consummated on or prior to September 3, 2019 (the “Outside Date”), (ii) prior to the Outside Date, the merger agreement is terminated, or (iii) we otherwise publicly announce that the merger will not be consummated, then we will be required to redeem all outstanding 2020 floating rate notes, 2021 floating rate notes, 2020 notes, 2021 notes, 2023 notes, 2025 notes, 2028 notes and 2038 notes (the “Special Mandatory Redemption Notes”) on the special mandatory redemption date at a special mandatory redemption price equal to 101% of the aggregate principal amount of the Special Mandatory Redemption Notes plus accrued and unpaid interest, if any, to, but excluding, the special mandatory redemption date.

The offering is not conditioned upon the consummation of the merger.

The “special mandatory redemption date” means the 20th day (or if such day is not a business day, the first business day thereafter) after the earliest to occur of (1) the Outside Date, if the merger has not been consummated on or prior to the Outside Date, (2) the date of termination of the merger agreement, or (3) the date of public announcement by CVS Health that the merger will not be consummated.

Notwithstanding the foregoing, installments of interest on the Special Mandatory Redemption Notes that are due and payable on interest payment dates falling on or prior to the special mandatory redemption date will be payable on such interest payment dates to the registered holders as of the close of business on the relevant record dates in accordance with the terms of the Special Mandatory Redemption Notes and the indenture.

We will cause the notice of special mandatory redemption to be transmitted, with a copy to the trustee, within five business days after the occurrence of the event triggering the special mandatory redemption to each holder at its registered address. If funds sufficient to pay the special mandatory redemption price of the outstanding Special Mandatory Redemption Notes to be redeemed on the special mandatory redemption date (plus accrued and unpaid interest, if any, to, but excluding, such date) are deposited with the trustee or a paying agent on or before such special mandatory redemption date, and certain other conditions are satisfied, on and after such special mandatory redemption date, the outstanding Special Mandatory Redemption Notes will cease to bear interest.

The 2048 notes are not subject to this special mandatory redemption and will remain outstanding even if we do not consummate the merger.

The merger agreement contains a number of termination rights for the benefit of CVS Health and Aetna, including, among others, the right of each party to terminate the merger agreement if the merger has not been consummated by December 3, 2018, subject to each of CVS Health’s and Aetna’s right to extend such date to March 3, 2019 if all closing conditions (other than receipt of antitrust and other specified regulatory approvals) have been satisfied by December 3, 2018, and CVS Health’s right to further extend such date to June 3, 2019 if all closing conditions (other than receipt of antitrust and other specified regulatory approvals) have been satisfied by March 3, 2019. These provisions are subject to amendment or waiver, including amendment or waiver of the termination date, by CVS Health and Aetna.

Upon the consummation of the merger, the foregoing provisions regarding the special mandatory redemption will cease to apply.

The merger agreement, including a summary of the termination provisions, is filed as part of CVS Health’s Current Report on Form 8-K filed on December 5, 2017. See “Where You Can Find More Information.”

Repurchase of the Notes Upon a Change of Control Triggering Event

If a Change of Control Triggering Event (as defined below) occurs, holders of notes will have the right to require us to repurchase all or any part (in integral multiples of $1,000 original principal amount) of their notes pursuant to the offer described below (“Change of Control Offer”) on the terms set forth in the notes. In the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to, but excluding, the date of purchase (“Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, we will be required to mail a notice to holders of notes describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (“Change of Control Payment Date”), pursuant to the procedures required by the notes and described in such notice. We must comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the notes, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the notes by virtue of such conflicts and compliance with law.

On the Change of Control Payment Date, we will be required, to the extent lawful, to:

•	accept for payment all notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our properties or assets and the properties and assets of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries taken as a whole to another person or group may be uncertain.

We will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and the third party repurchases all notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any notes if there has occurred and is continuing on the Change of Control Payment Date an event of default under the indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

“Below Investment Grade Rating Event” means that notes are rated below an Investment Grade Rating by each of the Rating Agencies (as defined below) on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided, however, that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at our or its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following: (1) any event requiring the filing of any report under or in response to Schedule 13D or 14D-1 pursuant to the Exchange Act disclosing beneficial ownership of either 50% or more of our common stock then outstanding or 50% or more of our voting power or our voting stock then outstanding; (2) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or our assets and the assets of our respective subsidiaries taken as a whole to one or more persons (as defined in the indenture) other than us or one of our subsidiaries; or (3) the first day on which a majority of the members of our Board of Directors are not Continuing Directors. Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) we become a direct or indirect wholly-owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of our voting stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company.

Under clause (3) of the definition of Change of Control described above, a Change of Control will occur when a majority of our directors are not Continuing Directors. In a decision in connection with a proxy contest, the Court of Chancery of Delaware held that the occurrence of a change of control under a similar indenture provision may nevertheless be avoided if the existing directors were to approve the slate of new director nominees (who would constitute a majority of the new board) as “continuing directors” solely for purposes of avoiding the triggering of such change of control clause, provided that the incumbent directors give their approval in the good faith exercise of their fiduciary duties. Therefore, in certain circumstances involving a significant change in the composition of our Board of Directors, including in connection with a proxy contest where our Board of Directors does not endorse a dissident slate of directors but approves them as Continuing Directors, holders of the notes may not be entitled to require us to make a Change of Control Offer.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Director” means, as of any date of determination, any member of our Board of Directors who (1) was a member of such Board of Directors on the date of the issuance of the notes; or (2) was nominated for election or elected to such Board of Directors with the approval of majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

“Moody’s” means Moody’s Investors Service, Inc., or its successor.

“Rating Agencies” means (1) each of Moody’s and S&P; and (2) if any of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 3(a)(62) under the Exchange Act selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., or its successor.

Additional Notes

We may, without the consent of the holders of the notes, create and issue additional notes ranking equally with each series of notes offered hereby in all respects so that such additional notes shall form a single series with such notes and shall have the same terms as to status or otherwise as such notes, except for the public offering price and issue date. No additional notes of a series may be issued if an event of default has occurred and is continuing with respect to such series of notes. In addition to the notes, we may issue other series of debt securities under the indenture. There is no limit on the total aggregate principal amount of debt securities that we can issue under the indenture.

Book-Entry System

Upon sale, each series of the notes will be represented by one or more fully registered global securities. Each such global security will be deposited with, or on behalf of, the DTC and registered in the name of DTC or a nominee thereof. Unless and until it is exchanged in whole or in part for notes in definitive form, no global security may be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor. Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the notes through the accounts that each of these systems maintains as participants in DTC.

So long as DTC or its nominee is the registered owner of the global securities, DTC or its nominee, as the case may be, will be the sole holder of the notes represented thereby for all purposes under the indenture. Except as otherwise provided in this section, the beneficial owners of the global securities representing the notes will not be entitled to receive physical delivery of certificated notes and will not be considered the holders thereof for any purpose under the indenture, and the global securities representing the notes shall not be exchangeable or transferable. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder under the indenture. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and such laws may impair the ability to transfer beneficial interests in the global securities representing the notes.

The global securities representing the notes are exchangeable for certificated notes of like tenor and terms and of differing authorized denominations aggregating a like amount only if:

•	DTC notifies us that it is unwilling, unable or ineligible to continue as depositary for the global securities and a successor depositary is not appointed by us within 90 days of such notification or of our becoming aware of DTC’s ineligibility;

•	there shall have occurred and be continuing an Event of Default under the indenture with respect to any of the global securities and the outstanding notes of the series represented by such global securities shall have become due and payable pursuant to the indenture and the trustee has requested that certificated notes be issued; or

•	we have decided to discontinue use of book-entry transfers through DTC. DTC has advised us that, under its current practices, it would notify its participants of our request, but would only withdraw beneficial interests from the global securities at the request of its participants.

Upon any such exchange, the certificated notes shall be registered in the names of the beneficial owners of the global securities representing the notes of the applicable series as provided by DTC’s relevant participants (as identified by DTC).

The description of the operations and procedures of DTC set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. Neither we nor the underwriters take any responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

The following is based on information furnished by DTC:

•	DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is available to securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	Persons who are not participants may beneficially own the notes held by DTC only through direct participants or indirect participants. Purchases of the notes under DTC’s system must be made by or through direct participants, which will receive a credit for such notes on DTC’s records. The ownership interest of each actual purchaser of each note represented by a global security (a “Beneficial Owner”) is in turn to be recorded on the direct participants’ and indirect participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in the global securities representing the notes are to be accomplished by entries made on the books of participants acting on behalf of Beneficial Owners. Beneficial Owners of the global securities representing the notes will not receive certificated notes representing their ownership interests therein, except in the event that use of the book-entry system for such notes is discontinued and in certain other limited circumstances.

•	Principal, premium, if any, and interest payments on the global securities representing the notes will be made to DTC. DTC’s practice is to credit direct participants’ accounts on the applicable payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on such date. Payments by participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, the trustee or ours, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest to DTC is our and the trustee’s responsibility, disbursement of such payments to direct participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of direct participants and indirect participants.

•	DTC may discontinue providing its services as securities depository with respect to the notes at any time by giving reasonable notice to us or the trustee. Under such circumstances, in the event that a successor securities depository is not obtained, certificated notes are required to be printed and delivered.

The information in this section concerning DTC and DTC’s system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof. Transfers between participants in DTC will be effected in accordance with DTC’s procedures and will be settled in same-day funds.

Governing Law

The indenture and the notes shall be governed by and construed in accordance with the laws of the State of New York.

UNDERWRITING

We have entered into an underwriting agreement with Barclays Capital Inc., Goldman Sachs & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC, as representatives of the underwriters, pursuant to which, and subject to its terms and conditions, we have agreed to sell to the underwriters and each of the underwriters has severally agreed to purchase from us the respective principal amount of notes shown opposite its name in the following table.

Underwriters	Principal Amount of 2020 Floating Rate Notes	Principal Amount of 2021 Floating Rate Notes	Principal Amount of 2020 Notes	Principal Amount of 2021 Notes	Principal Amount of 2023 Notes
Barclays Capital Inc.	$	$	$	$	$
Goldman Sachs & Co. LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
J.P. Morgan Securities LLC
Wells Fargo Securities, LLC

Total	$	$	$	$	$

Underwriters	Principal Amount of 2025 Notes	Principal Amount of 2028 Notes	Principal Amount of 2038 Notes	Principal Amount of 2048 Notes
Barclays Capital Inc.	$	$	$	$
Goldman Sachs & Co. LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
J.P. Morgan Securities LLC
Wells Fargo Securities, LLC

Total	$	$	$	$

The underwriting agreement provides that the underwriters’ obligation to purchase the notes depends on the satisfaction of the conditions contained in the underwriting agreement. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The representatives of the underwriters have advised us that the underwriters intend to offer the notes initially at the relevant public offering price shown on the cover page of this prospectus supplement and may offer the notes to certain dealers at such public offering price less a selling concession not to exceed the percentages as set forth in the table below. The underwriters may allow, and dealers may re-allow, a concession on sales to other dealers not to exceed the percentages as set forth in the table below. After the initial offering of the notes, the representatives may change the relevant public offering price and the concession to selected dealers.

	Concession Per $1,000 Principal Amount of Notes	Reallowance Per $1,000 Principal Amount of Notes
2020 Floating Rate Notes	%	%
2021 Floating Rate Notes	%	%
2020 Notes	%	%
2021 Notes	%	%
2023 Notes	%	%
2025 Notes	%	%
2028 Notes	%	%
2038 Notes	%	%
2048 Notes	%	%

Discount and Expenses

The following table shows the underwriting discounts we will pay to the underwriters. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us for the notes:

	Per $1,000 Principal Amount of Notes	Total
2020 Floating Rate Notes	$	$
2021 Floating Rate Notes	$	$
2020 Notes	$	$
2021 Notes	$	$
2023 Notes	$	$
2025 Notes	$	$
2028 Notes	$	$
2038 Notes	$	$
2048 Notes	$	$

We estimate that the expenses of this offering that are payable by us, including registration, filing fees, printing fees and legal and accounting expenses, but excluding the underwriting discount, will be approximately $                .

New Series of Notes

Each series of notes is a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. The underwriters have advised us that they presently intend to make a market in the notes as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in the notes, and they may discontinue this market making at any time in their sole discretion. Accordingly, we cannot assure investors that there will be adequate liquidity or an adequate trading market for the notes.

Price Stabilization, Short Positions and Penalty Bids

The representatives may engage in stabilizing transactions, short sales, purchases to cover positions created by short sales, penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the notes in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the notes so long as the stabilizing bids do not exceed a specified maximum.

•	A syndicate short position is created by sales by the underwriters of notes in excess of the principal amount of notes the underwriters are obligated to purchase in the offering. Since the underwriters in this offering do not have an over-allotment option to purchase additional notes, their short position, if any, will be a naked short position. A naked short position can be closed out only by buying notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Syndicate covering transactions involve purchases of notes in the open market after the distribution has been completed in order to cover syndicate short positions.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the notes originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor the underwriters make any representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Indemnification

We have agreed to indemnify the several underwriters against liabilities relating to the offering, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), and to contribute to payments that the underwriters may be required to make for these liabilities.

Other Relationships

From time to time, certain of the underwriters and/or their respective affiliates have directly and indirectly engaged, and may engage in the future, in investment and/or commercial banking transactions with us for which they have received, or may receive, customary compensation, fees and expense reimbursement. For example, in connection with the merger, Barclays Capital Inc. has acted as our financial advisor. In addition, affiliates of certain of the underwriters have also agreed to provide interim financing to us under certain circumstances (and subject to customary conditions) in the event this offering is not consummated, for which these underwriters and/or their respective affiliates will be paid customary fees, the commitments of which will be reduced to zero in connection with the closing of the offering. Barclays Bank PLC acts as administrative agent for such interim financing. In addition, a member of our board of directors is an officer of Bank of America Corporation, an affiliate of one of the underwriters.

In the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Settlement

It is expected that delivery of the notes will be made, against payment of the notes, on or about                 , 2018, which will be the          business day in the United States following the date of pricing of the notes. Under Rule 15c6-1 under the Securities Exchange Act of 1934, purchases or sales of securities in the secondary market generally are required to settle within two business days (T+2), unless the parties to any such transaction expressly agree otherwise. Accordingly, purchasers of the notes who wish to trade the notes on the date of this prospectus supplement or the next two succeeding business days will be required, because the notes initially will settle within          business days (T+    ) in the United States, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade on the date of this prospectus supplement or the next two succeeding business days should consult their own legal advisors.

Notice to Prospective Investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the European Economic Area

This prospectus supplement has been prepared on the basis that any offer of notes in any Member State of the European Economic Area (the “EEA”) will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes.

Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of notes to any legal entity which is not a qualified investor as defined in the Prospectus Directive, provided that no such offer of notes shall require us or any underwriter to publish a prospectus or supplement a prospectus pursuant to the Prospectus Directive for such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of notes through any financial intermediary, other than offers made by the underwriters, which constitute the final placement of the notes contemplated in this prospectus supplement.

The expression Prospectus Directive means Directive 2003/71/EC (as amended), and includes any relevant implementing measure in the Member State concerned.

Each underwriter has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any notes to any retail investor in the EEA. For the purposes of this section:

(a) the expression “retail investor” means a person who is one (or more) of the following:

(i) a retail client as defined in point (11) of Article 4(1) of MiFID II; or

(ii) a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii) not a qualified investor as defined in the Prospectus Directive; and

(b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes.

Each person in a Member State of the EEA who receives any communication in respect of, or who acquires any notes under, the offers to the public contemplated in this prospectus supplement, or to whom the notes are otherwise made available will be deemed to have represented, warranted and agreed to and with each underwriter and us that it and any person on whose behalf it acquires notes is: (a) a qualified investor within the meaning of the law in that Member State implementing Article 2(1)(e) of the Prospectus Directive; and (b) not a “retail investor” as defined above.

Notice to Prospective Investors in the United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act of 2000, or the “FSMA”) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

In the United Kingdom this document is for distribution only to (i) persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, or (iii) persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. In the United Kingdom any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Notice to Prospective Investors in Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore

(the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

In the opinion of Shearman & Sterling LLP, the following, subject to the limitations set forth below, describes the material U.S. federal income tax consequences of ownership and disposition of the notes. This discussion applies only to notes held as capital assets (generally, assets held for investment) by those initial holders who purchase notes at their “issue price,” which will equal the first price at which a substantial amount of the notes of the applicable series is sold for money to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as certain financial institutions, tax-exempt organizations, insurance companies, dealers in securities or foreign currencies, traders in securities that have elected the mark-to-market method of accounting, certain former citizens or long-term residents of the United States, persons holding notes as part of a straddle, hedge or other integrated transaction, United States Holders (as defined below) whose functional currency is not the U.S. dollar, persons required to accelerate the recognition of any item of gross income with respect to the notes as a result of such income being recognized on an applicable financial statement, pass-through entities, partnerships or other entities or arrangements classified as partnerships for U.S. federal income tax purposes, or persons subject to the alternative minimum tax. If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds notes, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners of partnerships considering an investment in notes are urged to consult their tax advisers as to the particular U.S. federal income tax consequences to them of holding and disposing of the notes. Further, this discussion does not address the U.S. federal estate and gift tax or the state, local and foreign tax consequences of holding and disposing of the notes.

Prospective investors are urged to consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction, or any applicable income tax treaties.

Tax Consequences to United States Holders

As used herein, the term “United States Holder” means, for U.S. federal income tax purposes, a beneficial owner of a note that is: (i) an individual citizen or resident of the United States; (ii) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, a state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if (1) a United States court can exercise primary supervision over the administration of the trust and one or more “United States persons” within the meaning of Section 7701(a)(30) of the Code can control all substantial decisions of the trust, or (2) the trust was in existence on August 20, 1996 and has elected to continue to be treated as a United States person.

In certain circumstances, we may elect or be required to make payments in excess of the stated interest and principal payable on the notes (see “Description of the Notes—Optional Redemption” and “Description of the Notes—Repurchase of the Notes Upon a Change of Control Triggering Event” and, except with respect to the 2048 notes, “Description of the Notes—Special Mandatory Redemption”). The obligation to make these payments could implicate the provisions of the Treasury regulations relating to “contingent payment debt instruments,” which, if applicable, could cause the timing, amount and character of a holder’s income in respect of the notes to be different from the consequences discussed below. Based in part on assumptions regarding the likelihood that such additional amounts will be paid, we intend to take the position that the possibility of such payments should not result in the notes being treated as contingent payment debt instruments under the applicable Treasury regulations. Under this position, additional income, if any, will be recognized if and when any such additional payment is made as additional interest or proceeds from a disposition of the notes as described below. This position is binding on you unless you disclose a contrary position to the Internal Revenue Service (the “IRS”) in the manner required by applicable Treasury regulations. It is possible, however, that the IRS may take a different position, in which case a holder might be required to accrue interest income at a higher rate than the stated interest rate and to treat as ordinary interest income any gain realized on the taxable disposition of the notes. You should consult your tax adviser regarding the tax consequences if the notes were treated as contingent payment debt instruments. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

Payments of Interest

Stated interest paid on a note generally will be taxable to a United States Holder as ordinary interest income at the time it accrues or is received in accordance with the United States Holder’s regular method of accounting for U.S. federal income tax purposes. If, as anticipated, the notes are sold in this offering at par, or at a de minimis discount from par, then the notes will not bear original issue discount for U.S. federal income tax purposes. For this purpose, discount is considered de minimis if it is less than 0.25% of the stated redemption price at maturity of the notes (generally, their principal amount) multiplied by the number of complete years to maturity from their original issue date.

Sale, Exchange, Retirement or Other Taxable Disposition of the Notes

Upon the sale, exchange, retirement or other taxable disposition of a note, a United States Holder will recognize taxable gain or loss equal to the difference, if any, between the amount realized on the sale, exchange, retirement or other disposition and the United States Holder’s tax basis in the note at that time. For these purposes, the amount realized generally will include the sum of the cash and the fair market value of any property received in exchange for the note. However, the amount realized does not include any amount attributable to accrued but unpaid interest, which will be treated as ordinary interest income, as described above in “—Payments of Interest,” to the extent not previously included in income by the United States Holder. A United States Holder’s tax basis in a note generally will equal the cost of the note to the United States Holder. Gain or loss realized on the sale, exchange, retirement or other disposition of a note generally will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange, retirement or disposition the note has been held for more than one year. Under current law, long-term capital gains of certain non-corporate holders generally are taxed at preferential rates. The deductibility of capital losses is subject to limitations.

Medicare Tax

Certain United States Holders who are individuals, estates or trusts and whose income exceeds certain thresholds will be subject to a 3.8% Medicare tax on the lesser of (i) the United States Holder’s “net investment income” for the relevant taxable year (undistributed net investment income in the case of an estate or trust) and (ii) the excess of the United States Holder’s modified adjusted gross income for the taxable year over an applicable threshold. For these purposes, net investment income generally will include interest on and capital gains from the sale or other disposition of the notes, unless such interest or gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a United States Holder who is an individual, estate or trust, you are urged to consult your tax adviser regarding the applicability of the Medicare tax to your income and gains in respect of the notes.

Information Reporting and Backup Withholding

Information returns generally will be filed with the IRS in connection with payments on the notes and the proceeds from a sale or other disposition of the notes. A United States Holder generally will be subject to backup withholding on these payments if the United States Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a United States Holder will be allowed as a credit against the United States Holder’s U.S. federal income tax liability and may entitle the United States Holder to a refund of any excess amounts withheld, provided that the required information is timely furnished to the IRS.

Tax Consequences to Non-United States Holders

As used herein, the term “Non-United States Holder” means, for U.S. federal income tax purposes, a beneficial owner of a note that is an individual, corporation, estate or trust that is not a United States Holder (as defined above).

Payments of Interest

Subject to the discussions below concerning backup withholding and the Foreign Account Tax Compliance Act provisions of the Hiring Incentives to Restore Employment Act and Treasury regulations thereunder, commonly referred to as “FATCA,” payments of interest on the notes by the Company or any applicable withholding agent to any Non-United States Holder generally will not be subject to U.S. federal income tax or withholding tax, provided that: (a) the Non-United States Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the Company that are entitled to vote; (b) the Non-United States Holder is not a controlled foreign corporation related, directly or indirectly, to the Company through stock ownership; and (c) the Non-United States Holder either (x) certifies on IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form), under penalties of perjury, that it is not a United States person or (y) holds the notes through certain foreign intermediaries and satisfies the certification requirements of the applicable Treasury regulations.

Subject to the discussion below concerning income of a Non-United States Holder that is effectively connected with the conduct of a trade or business in the United States, a Non-United States Holder that does not qualify for exemption from withholding as described above generally will be subject to U.S. federal withholding tax at a rate of 30% on payments of interest on the notes. A Non-United States Holder may be entitled to the benefits of an income tax treaty under which interest on the notes is subject to an exemption from, or reduced rate of, U.S. federal withholding tax, provided such holder provides to the applicable withholding agent a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) claiming the exemption or reduction and complies with any other applicable procedures.

Sale, Exchange, Retirement or Other Taxable Disposition of the Notes

Subject to the discussions below of backup withholding and FATCA, a Non-United States Holder of a note generally will not be subject to U.S. federal income tax or withholding tax on gain realized on the sale, exchange, retirement or other taxable disposition of the note, unless:

(i)	the gain is effectively connected with the conduct by the Non-United States Holder of a trade or business in the United States, subject to an applicable income tax treaty providing otherwise; or

(ii)	the Non-United States Holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition and certain other requirements are met.

If you are a Non-United States Holder described in (i) above, you generally will be subject to tax as described below in “—United States Trade or Business.” If you are a Non-United States Holder described in (ii) above, you generally will be subject to a flat 30% (or lower applicable treaty rate) U.S. federal income tax on the gain derived from the sale, exchange, retirement or other taxable disposition, which may be offset by certain U.S. source capital losses.

United States Trade or Business

If a Non-United States Holder of a note is engaged in a trade or business in the United States, and if income or gain on the note is effectively connected with the conduct of this trade or business, the Non-United States Holder, although exempt from the withholding tax on interest discussed above, generally will be taxed on such income or gain in the same manner as a United States Holder (see “—Tax Consequences to United States Holders” above, with the exception of the discussion regarding the Medicare tax), subject to an applicable income tax treaty providing otherwise. The Non-United States Holder will be required to provide to the applicable withholding agent a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax on interest. In addition to regular U.S. federal income tax, Non-United States Holders that are corporations may be subject to a U.S. branch profits tax on their effectively connected earnings and profits, subject to adjustments, at a 30% rate (or a lower treaty rate, if any). Non-United States Holders engaged in a trade or business in the United States should consult their tax advisers with respect to other U.S. tax consequences of the ownership and disposition of notes.

Information Reporting and Backup Withholding

Information returns generally will be filed with the IRS in connection with payments of interest on the notes. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which the Non-United States Holder resides under the provisions of an applicable income tax treaty or other agreement. Unless the Non-United States Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the notes, and the Non-United States Holder may be subject to U.S. backup withholding on payments on the notes or on the proceeds from a sale or other disposition of the notes. Compliance with the certification procedures required as to non-U.S. status in order to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-United States Holder will be allowed as a credit against the Non-United States Holder’s U.S. federal income tax liability and may entitle the Non-United States Holder to a refund of any excess amounts withheld, provided that the required information is timely furnished to the IRS.

FATCA

FATCA, when applicable, will impose a U.S. federal withholding tax of 30% on certain types of payments, including payments of U.S. source interest and gross proceeds from the sale of certain securities producing such U.S. source interest made to (i) “foreign financial institutions” unless they agree to collect and disclose to the IRS information regarding their direct and indirect U.S. account holders or (ii) certain “non-financial foreign entities” unless they certify that they do not have any “substantial United States owners” (as defined in the Code) or furnish identifying information regarding each substantial United States owner (generally by providing an IRS Form W-8BEN-E). In certain circumstances, the relevant foreign financial institution or non-financial foreign entity may qualify for an exemption from these rules, which exemption is typically evidenced by providing appropriate documentation (such as an IRS Form W-8BEN-E). In addition, an intergovernmental agreement between the United States and the jurisdiction of a foreign financial institution may modify these rules.

The withholding obligations described above generally will apply to payments of interest on the notes, and to payments of gross proceeds from a sale or other disposition of the notes occurring on or after January 1, 2019. You are urged to consult your own tax advisers regarding FATCA and the application of these requirements to your investment in the notes.

LEGAL MATTERS

Certain legal matters relating to the notes will be passed upon for us by Shearman & Sterling LLP. Certain legal matters relating to the notes will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements of CVS Health Corporation incorporated by reference in CVS Health Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2017, and the effectiveness of CVS Health Corporation’s internal control over financial reporting as of December 31, 2017 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, incorporated by reference therein, and incorporated herein by reference. Such consolidated financial statements and CVS Health Corporation management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2017 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements and schedule of Aetna Inc. and subsidiaries as of December 31, 2017 and 2016, and for each of the years in the three-year period ended December 31, 2017 and Aetna’s management’s assessment of the effectiveness of Aetna’s internal control over financial reporting as of December 31, 2017 included in Exhibit 99.1 of CVS Health Corporation’s Current Report on Form 8-K filed February 28, 2018, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

CVS HEALTH CORPORATION

DEBT SECURITIES

We may offer from time to time debt securities. Specific terms and prices of these securities will be provided in supplements to this prospectus. The prospectus supplements may also add to, update or change information contained in this prospectus. This prospectus may not be used to offer or sell any debt securities unless accompanied by a prospectus supplement. You should read this prospectus and the applicable prospectus supplement carefully before you invest in the debt securities.

CVS Health Corporation’s common stock is listed on the New York Stock Exchange under the symbol “CVS”.

Investing in these securities involves certain risks. See the information included and incorporated by reference into this prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.

Neither the Securities and Exchange Commission (“SEC”), any state securities commission nor any other regulatory authority has approved or disapproved the securities offered hereby, nor have any of the foregoing authorities passed upon or endorsed the merits of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 2, 2017.

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or any prospectus supplement or in any such free writing prospectus is accurate as of any date other than their respective dates.

The terms “CVS Health,” the “Company,” “we,” “us,” and “our” refer to CVS Health Corporation and its subsidiaries.

i

ABOUT THIS PROSPECTUS

The information contained in this prospectus is not complete and may be changed. We are not making an offer of the debt securities in any state where the offer is not permitted. We have not authorized anyone to provide you with any information or to make any representation other than as contained in this prospectus or that may be incorporated by reference into this prospectus. We do not take any responsibility for, or can provide any assurance as to the reliability of, any information others may give you. You should not assume that the information contained in this prospectus or any document that may be incorporated by reference into this prospectus is accurate as of any date other than the date on the front of this prospectus, or in the case of information that may be incorporated by reference into this prospectus, as of the date of such information, regardless of the time of delivery of this prospectus or any sale or issuance of a security.

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf registration process, we may sell or issue, in one or more offerings, any combination of the debt securities described in this prospectus in one or more series.

This prospectus provides you with a general description of the debt securities we may offer. Each time we sell debt securities, we will provide a prospectus supplement or other offering material that will contain specific information about the terms of that specific offering of securities and the specific manner in which they may be offered. The prospectus supplement may also add, update or change information contained in this prospectus. To the extent that any statement we make in a prospectus supplement or other offering material is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in the prospectus supplement or other offering material. The prospectus supplement or other offering material may also contain information about any material federal income tax considerations relating to the securities described in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.” This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

This prospectus contains summaries of certain documents, but reference is made to the actual documents for complete information. All such summaries are qualified in their entirety by such reference. Copies of documents referred to herein will be made available to prospective investors upon request to us. See “Where You Can Find More Information.”

The registration statement that contains this prospectus (including the exhibits to the Registration Statement) contains additional information about us and the securities offered under this prospectus. That registration statement can be read at the SEC web site (http://www.sec.gov) or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

RISK FACTORS

You should carefully consider all the information set forth in this prospectus, any accompanying prospectus supplement and the other documents incorporated by reference herein and therein before deciding to invest in the debt securities. In particular, we urge you to consider carefully the factors set forth under “Cautionary Statement Concerning Forward-Looking Statements” in this prospectus and the risk factors set forth below together with those set forth under “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, incorporated by reference herein and any updates thereto in our subsequent SEC filings.

THE COMPANY

Introduction

CVS Health, together with its subsidiaries, is a pharmacy innovation company helping people on their path to better health. At the forefront of a changing health care landscape, we have an unmatched suite of capabilities and the expertise needed to drive innovations that will help shape the future of health care.

We are currently the only integrated pharmacy health care company with the ability to impact consumers, payors, and providers with innovative, channel-agnostic solutions. We have a deep understanding of their diverse needs through our unique integrated model, and we are bringing them innovative solutions that help increase access to quality care, deliver better health outcomes, and lower overall health care costs.

Through nearly 9,700 retail locations, more than 1,100 walk-in health care clinics, a leading pharmacy benefits manager with nearly 90 million plan members, a dedicated senior pharmacy care business serving more than one million patients per year, expanding specialty pharmacy services and a leading stand-alone Medicare Part D prescription drug plan, we enable people, businesses, and communities to manage health in more affordable, effective ways. We are delivering break-through products and services, from advising patients on their medications at our CVS Pharmacy® locations, to introducing unique programs to help control costs for our clients at CVS Caremark®, to innovating how care is delivered to our patients with complex conditions through CVS SpecialtyTM, to improving pharmacy care for the senior community through Omnicare®, or by expanding access to high-quality, low-cost care at CVS MinuteClinic®.

We have three reportable segments: Pharmacy Services, Retail/LTC and Corporate.

Pharmacy Services Segment

Our Pharmacy Services business generates revenue from a full range of pharmacy benefit management (“PBM”) solutions, including plan design offerings and administration, formulary management, Medicare Part D services, mail order pharmacy, specialty pharmacy and infusion services, retail pharmacy network management services, prescription management systems, clinical services, disease management services and medical spend management.

Our clients are primarily employers, insurance companies, unions, government employee groups, health plans, Medicare Part D plans, Managed Medicaid plans, plans offered on the public and private exchanges, other sponsors of health benefit plans, and individuals throughout the United States. A portion of covered lives, primarily within the Managed Medicaid, health plan and employer markets, have access to our services through public and private exchanges.

As a pharmacy benefits manager, we manage the dispensing of prescription drugs through our mail order pharmacies, specialty pharmacies, long-term care pharmacies and national network of more than 68,000 retail pharmacies, consisting of approximately 41,000 chain pharmacies (which includes our CVS Pharmacy® pharmacies) and 27,000 independent pharmacies, to eligible members in the benefit plans maintained by our clients and utilize our information systems to perform, among other things, safety checks, drug interaction screenings and brand-to-generic substitutions.

Our specialty pharmacies support individuals who require complex and expensive drug therapies. Our specialty operations include mail order and retail specialty locations. Substantially all of our mail service specialty pharmacies have been accredited by The Joint Commission, which is an independent, not-for-profit organization that accredits and certifies health care organizations and programs in the United States. We also offer specialty infusion services and enteral nutrition services through Coram®, as well as health management programs through our Accordant® rare disease management offering. In addition, through our SilverScript Insurance Company subsidiary, we are a national provider of drug benefits to eligible beneficiaries under the federal government’s Medicare Part D program.

The Pharmacy Services Segment operates under the CVS Caremark® Pharmacy Services, Caremark®, CVS CaremarkTM, CarePlus CVS PharmacyTM, Accordant®, SilverScript®, Coram®, CVS SpecialtyTM, NovoLogix®, Navarro® Health Services and ACS Pharmacy names. As of March 31, 2017, the Pharmacy Services Segment operated 23 retail specialty pharmacy stores, 13 specialty mail order pharmacies, four mail service dispensing pharmacies, and 84 branches for infusion and enteral services, including approximately 73 ambulatory infusion suites and three centers of excellence, located in 41 states, Puerto Rico and the District of Columbia.

Retail/LTC Segment

Our Retail/LTC Segment sells prescription drugs and a wide assortment of general merchandise, including over-the-counter drugs, beauty products and cosmetics, personal care products, convenience foods, photo finishing, seasonal merchandise and greeting cards. With the acquisition of Omnicare’s long-term care (“LTC”) operations, the Retail/LTC Segment now also includes the distribution of prescription drugs, related pharmacy consulting and other ancillary services to chronic care facilities and other care settings, as well as commercialization services which are provided under the name RxCrossroads®. Our Retail/LTC Segment derives the majority of its revenues through the sale of prescription drugs, which are dispensed by our more than 32,000 pharmacists.

Our Retail/LTC Segment also provides health care services through our MinuteClinic® health care clinics. MinuteClinics are staffed by nurse practitioners and physician assistants who utilize nationally recognized protocols to diagnose and treat minor health conditions, perform health screenings, monitor chronic conditions, and deliver vaccinations.

As of March 31, 2017, our Retail/LTC Segment included 9,676 retail stores (of which 7,948 were the Company’s stores that operated a pharmacy and 1,678 were the Company’s pharmacies located within a Target store) located in 49 states, the District of Columbia, Puerto Rico and Brazil operating primarily under the CVS Pharmacy®, CVS®, CVS Pharmacy y más®, Longs Drugs®, Navarro Discount Pharmacy® and Drogaria OnofreTM names, 40 onsite pharmacies primarily operating under the CarePlus CVS PharmacyTM, CarePlus® and CVS Pharmacy® names, 1,125 retail health care clinics operating under the MinuteClinic® name (of which 1,118 were located in CVS Pharmacy and Target stores), and our online retail websites, CVS.com®, Navarro.comTM and Onofre.com.brTM. LTC operations are comprised of 151 spoke pharmacies that primarily handle new prescription orders, of which 32 are also hub pharmacies that use proprietary automation to support spoke pharmacies with refill prescriptions. LTC operates primarily under the Omnicare® and NeighborCare® names.

Corporate Segment

Our Corporate Segment provides management and administrative services to support the Company. Our Corporate Segment consists of certain aspects of our executive management, corporate relations, legal, compliance, human resources, information technology and finance departments.

CVS Health Corporation is a Delaware corporation. Our corporate office is located at One CVS Drive, Woonsocket, Rhode Island 02895, telephone (401) 765-1500. Our common stock is listed on the New York Stock Exchange under the trading symbol “CVS”. General information about CVS Health is available through our website at http://www.cvshealth.com. Our financial press releases and filings with the SEC are available free of charge within the Investors section of our website at http://investors.cvshealth.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Interested persons can electronically access our SEC filings, including the Registration Statement and the exhibits and schedules to the Registration Statement, at the SEC website.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents we file pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the date of this prospectus (including all documents we so file after the date of this Registration Statement and prior to the effectiveness of this Registration Statement) and prior to the termination of the offering under this prospectus and any prospectus supplement (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules), on or after the date of this prospectus until we complete our offerings of the securities registered under this Registration Statement:

•	Annual Report on Form 10-K, filed with the SEC on February 9, 2017;

•	Quarterly Report on Form 10-Q, filed with the SEC on May 2, 2017;

•	Current Report on Form 8-K, filed with the SEC on March 2, 2017; and

•	Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 31, 2017 (portions thereof incorporated by reference in Part III of the Annual Report on Form 10-K for the year ended December 31, 2016).

You may request a copy of any or all of the documents incorporated by reference into this prospectus at no cost, by writing or telephoning us at the following address:

Nancy R. Christal

Senior Vice President, Investor Relations

CVS Health Corporation

670 White Plains Road, Suite 210

Scarsdale, New York 10583

(800) 201-0938

investorinfo@cvshealth.com

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus, prospectus supplements to this prospectus, and the documents incorporated by reference or deemed to be incorporated by reference herein may contain certain forward-looking statements within the meaning of Private Securities Litigation Reform Act of 1995 (the “Reform Act”). In addition, the Company and its representatives may, from time to time, make written or verbal forward-looking statements, including statements contained in the Company’s filings with the SEC and in its reports to stockholders, press releases, webcasts, conference calls, meetings and other communications. Generally, the inclusion of the words “believe,” “expect,” “intend,” “estimate,” “project,” “anticipate,” “will,” “should” and similar expressions identify statements that constitute forward-looking statements. All statements addressing operating performance of CVS Health Corporation or any subsidiary, events or developments that the Company expects or anticipates will occur in the future, including statements relating to corporate strategy; revenue growth; earnings or earnings per common share growth; adjusted earnings or adjusted earnings per common share growth; free cash flow; debt ratings; inventory levels; inventory turn and loss rates; store development; relocations and new market entries; retail pharmacy business, sales trends and operations; PBM business, sales trends and operations; specialty pharmacy business, sales trends and operations; LTC pharmacy business, sales trends and operations; the Company’s ability to attract or retain customers and clients; Medicare Part D competitive bidding, enrollment and operations; new product development; and the impact of industry and regulatory developments, as well as statements expressing optimism or pessimism about future operating results or events, are forward-looking statements within the meaning of the Reform Act.

The forward-looking statements are and will be based upon management’s then-current views and assumptions regarding future events and operating performance, and are applicable only as of the dates of such statements. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

By their nature, all forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements for a number of reasons as described in our SEC filings, including those set forth in the Risk Factors section in our Annual Report on Form 10-K for the year ended December 31, 2016, and including, but not limited to:

•	Risks relating to the health of the economy in general and in the markets we serve, which could impact consumer purchasing power, preferences and/or spending patterns, drug utilization trends, the financial health of our PBM and LTC clients, retail and specialty pharmacy payors or other payors doing business with us and our ability to secure necessary financing, suitable store locations and sale-leaseback transactions on acceptable terms.

•	Efforts to reduce reimbursement levels and alter health care financing practices, including pressure to reduce reimbursement levels for generic drugs.

•	The possibility of PBM and LTC client loss and/or the failure to win new PBM and LTC business, including as a result of failure to win renewal of expiring contracts, contract termination rights that may permit clients to terminate a contract prior to expiration and early or periodic renegotiation of pricing by clients prior to expiration of a contract.

•	The possibility of loss of Medicare Part D business and/or failure to obtain new Medicare Part D business, whether as a result of the annual Medicare Part D competitive bidding process or otherwise.

•	Risks related to the frequency and rate of the introduction of generic drugs and brand name prescription products.

•	Risks of declining gross margins attributable to increased competitive pressures, increased client demand for lower prices, enhanced service offerings and/or higher service levels and market dynamics and, with respect to the PBM industry, regulatory changes that impact our ability to offer plan sponsors pricing that includes the use of retail “differential” or “spread” or the use of maximum allowable cost pricing.

•	Regulatory changes, business changes and compliance requirements and restrictions that may be imposed by Centers for Medicare and Medicaid Services (“CMS”), Office of Inspector General or other government agencies relating to our participation in Medicare, Medicaid and other federal and state government-funded programs, including sanctions and remedial actions that may be imposed by CMS on our Medicare Part D business.

•	Risks and uncertainties related to the timing and scope of reimbursement from Medicare, Medicaid and other government-funded programs, including the possible impact of sequestration, the impact of other federal budget, debt and deficit negotiations and legislation that could delay or reduce reimbursement from such programs and the impact of any closure, suspension or other changes affecting federal or state government funding or operations.

•	Possible changes in industry pricing benchmarks used to establish pricing in many of our PBM and LTC client contracts, pharmaceutical purchasing arrangements, retail network contracts, specialty payor agreements and other third party payor contracts.

•	Efforts to increase reimbursement rates in PBM pharmacy networks and to inhibit the ability of PBMs to audit network pharmacies for fraud, waste and abuse.

•	Risks related to increasing oversight of PBM activities by state departments of insurance.

•	A highly competitive business environment, including the uncertain impact of increased consolidation in the PBM industry, the possibility of combinations, joint ventures or other collaboration between PBMs and retailers, uncertainty concerning the ability of our retail pharmacy business to secure and maintain contractual relationships with PBMs and other payors on acceptable terms, uncertainty concerning the ability of our PBM business to secure and maintain competitive access, pricing and other contract terms from retail network pharmacies in an environment where some PBM clients are willing to consider adopting narrow or more restricted retail pharmacy networks, and the possibility of our retail stores or specialty pharmacies being excluded from narrow or restricted networks.

•	Our ability to timely identify or effectively respond to changing consumer preferences and spending patterns, an inability to expand the products being purchased by our customers, or the failure or inability to obtain or offer particular categories of products.

•	Risks relating to our ability to secure timely and sufficient access to the products we sell from our domestic and/or international suppliers, including limited distribution drugs.

•	Reform of the U.S. health care system, including ongoing implementation of ACA and the possible repeal and replacement of all or parts of ACA, continuing legislative efforts, regulatory changes and judicial interpretations impacting our health care system and the possibility of shifting political and legislative priorities related to reform of the health care system in the future.

•	Risks related to changes in legislation, regulation and government policy (including through the use of Executive Orders) that could significantly impact our business and the health care and retail industries, including the possibility of major developments in tax policy or trade relations, such as the disallowance of tax deductions for imported merchandise or the imposition of unilateral tariffs on imported products.

•	Risks relating to any failure to properly maintain our information technology systems, our information security systems and our infrastructure to support our business and to protect the privacy and security of sensitive customer and business information.

•	Risks related to compliance with a broad and complex regulatory framework, including compliance with new and existing federal, state and local laws and regulations relating to health care, network pharmacy reimbursement and auditing, accounting standards, corporate securities, tax, environmental and other laws and regulations affecting our business.

•	Risks related to litigation, government investigations and other legal proceedings as they relate to our business, the pharmacy services, retail pharmacy, LTC pharmacy or retail clinic industries, or to the health care industry generally.

•	The risk that any condition related to the closing of any proposed acquisition may not be satisfied on a timely basis or at all, including the inability to obtain required regulatory approvals of any proposed acquisition, or on the terms desired or anticipated; the risk that such approvals may result in the imposition of conditions that could adversely affect the resulting combined company or the expected benefits of any proposed transaction; and the risk that the proposed transactions fail to close for any other reason.

•	The possibility that the anticipated synergies and other benefits from any acquisition by us will not be realized, or will not be realized within the expected time periods.

•	The risks and uncertainties related to our ability to integrate the operations, products, services and employees of any entities acquired by us and the effect of the potential disruption of management’s attention from ongoing business operations due to any pending acquisitions.

•	The accessibility or availability of adequate financing on a timely basis and on reasonable terms.

•	Risks related to the outcome of any legal proceedings related to, or involving any entity that is a part of, any proposed acquisition contemplated by us.

•	Other risks and uncertainties detailed from time to time in our filings with the SEC.

The foregoing list is not exhaustive. There can be no assurance that we have correctly identified and appropriately assessed all factors affecting its business. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial also may adversely impact us. Should any risks and uncertainties develop into actual events, these developments could have a material adverse effect on our business, financial condition and results of operations. For these reasons, you are cautioned not to place undue reliance on our forward-looking statements.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, the net proceeds from the sale of the securities to which this prospectus relates will be used for general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated. “Fixed charges” consist of interest expense, capitalized interest, amortization of debt discount and premiums, and a portion of net rental expense deemed to be representative of the interest factor. The ratio of earnings to fixed charges is calculated as income from continuing operations, before income tax provision, plus fixed charges (excluding capitalized interest), plus amortization of capitalized interest, with the sum divided by fixed charges.

CVS Health Corporation

Computation of Ratio of Earnings to Fixed Charges

	Unaudited
	Three Months Ended March 31,		Fiscal Year
	2017	2016	2016	2015	2014	2013	2012
Ratio of earnings to fixed charges	4.33x	4.87x	5.58x	6.26x	6.39x	6.81x	5.72x

DESCRIPTION OF DEBT SECURITIES

This prospectus describes certain general terms and provisions of the debt securities. The debt securities will be either senior debt securities or subordinated debt securities. The debt securities will be issued under the Senior Indenture, dated as of August 15, 2006 (the “senior indenture”), or the Subordinated Indenture, dated as of May 25, 2007 (the “subordinated indenture”), each between us and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), a national banking association, as trustee. Each of the senior indenture and the subordinated indenture is referred to as an indenture. When we offer to sell a particular series of debt securities, we will describe the specific terms for the securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

We have summarized certain terms and provisions of the indentures. The summary is not complete and the terms and provisions of the indentures summarized herein may be modified by adding or removing covenants, events of default or other provisions as reflected in the relevant prospectus supplement for each particular series of debt securities. The indentures have been incorporated by reference as exhibits to the Registration Statement for these securities that we have filed with the SEC. You should read the indentures for the provisions which may be important to you. The indentures are subject to and governed by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The indentures will not limit the amount of debt securities which we may issue. We may issue debt securities up to an aggregate principal amount as we may authorize from time to time. The prospectus supplement will describe the terms of any debt securities being offered, including:

•	classification as senior or subordinated debt securities;

•	ranking of the specific series of debt securities relative to other outstanding indebtedness, including subsidiaries’ debt;

•	if the debt securities are subordinated, the aggregate amount of outstanding indebtedness, as of a recent date, that is senior to the subordinated securities, and any limitation on the issuance of additional senior indebtedness;

•	the designation, aggregate principal amount and authorized denominations;

•	the maturity date;

•	the interest rate, if any, and the method for calculating the interest rate;

•	the interest payment dates and the record dates for the interest payments;

•	any mandatory or optional redemption terms or prepayment, conversion, sinking fund or exchangeability or convertibility provisions;

•	the place where we will pay principal and interest;

•	if other than denominations of $1,000 or multiples of $1,000, the denominations the debt securities will be issued in;

•	the applicability of and additional provisions, if any, relating to the defeasance of the debt securities;

•	the currency or currencies, if other than the currency of the United States, in which principal and interest will be paid;

•	any United States federal income tax consequences;

•	the dates on which premium, if any, will be paid;

•	our right, if any, to defer the payment of interest and the maximum length of this deferral period;

•	any listing on a securities exchange;

•	the initial public offering price; and

•	other specific terms, including any additional events of default or covenants.

Senior Debt

Senior debt securities will rank equally and pari passu with all other unsecured and unsubordinated debt of CVS Health.

Subordinated Debt

Subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner set forth in the subordinated indenture, to all “senior indebtedness” (as defined in the subordinated indenture) of CVS Health. See the subordinated indenture, section 1.01.

In general, the holders of all senior indebtedness are first entitled to receive payment of the full amount unpaid on senior indebtedness before the holders of any of the subordinated debt securities or coupons are entitled to receive a payment on account of the principal or interest on the subordinated debt securities in certain events. These events include:

•	any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings which concern CVS Health or a substantial part of its property; or

•	a default having occurred for the payment of principal, premium, if any, or interest on or other monetary amounts due and payable on any senior indebtedness or any other default having occurred concerning any senior indebtedness, which permits the holder or holders of any senior indebtedness to accelerate the maturity of any senior indebtedness with notice or lapse of time, or both. Such an event of default must have continued beyond the period of grace, if any, provided for such event of default, and such an event of default shall not have been cured or waived or shall not have ceased to exist.

If this prospectus is being delivered in connection with a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated in this prospectus by reference will set forth the approximate amount of senior indebtedness outstanding as of the end of the most recent fiscal quarter.

Certain Covenants

Restrictions on Secured Funded Debt. The senior indenture provides that we will not, nor will we permit any Restricted Subsidiary to, incur, issue, assume, guarantee or create any Secured Debt, without effectively providing concurrently with the incurrence, issuance, assumption, guaranty or creation of any such Secured Debt that the debt securities (together with, if we shall so determine, any other of our Indebtedness or such Restricted Subsidiary’s Indebtedness then existing or thereafter created which is not subordinated to the debt securities) will be secured equally and ratably with (or prior to) such Secured Debt, unless, after giving effect thereto, the sum of the aggregate amount of all of our outstanding Secured Debt and the outstanding Secured Debt of our Restricted Subsidiaries together with all Attributable Debt in respect of sale and leaseback transactions relating to a Principal Property (with the exception of Attributable Debt which is excluded pursuant to clauses (1) to (8) under “Limitation on Sale/Leaseback Transactions” below), would not exceed 15% of Consolidated Net Tangible Assets.

This restriction will not apply to, and there will be excluded from Secured Debt in any computation under this restriction and under “Limitation on Sale/Leaseback Transactions” below, Indebtedness, secured by:

(1) Liens on property, shares of capital stock or Indebtedness of any corporation existing at the time such corporation becomes a Subsidiary;

(2) Liens on property, shares of capital stock or Indebtedness existing at the time of acquisition thereof or incurred within 360 days of the time of acquisition thereof (including, without limitation, acquisition through merger or consolidation) by us or any Restricted Subsidiary;

(3) Liens on property, shares of capital stock or Indebtedness thereafter acquired (or constructed) by us or any Restricted Subsidiary and created prior to, at the time of, or within 360 days (or thereafter if such Lien is created pursuant to a binding commitment entered into prior to, at the time of or within 360 days) after such acquisition (including, without limitation, acquisition through merger or consolidation) (or the completion of such construction or commencement of commercial operation of such property, whichever is later) to secure or provide for the payment of all or any part of the purchase price (or the construction price) thereof;

(4) Liens in favor of us or any Restricted Subsidiary;

(5) Liens in favor of the United States of America, any State thereof or the District of Columbia or any foreign government, or any agency, department or other instrumentality thereof, to secure partial, progress, advance or other payments pursuant to any contract or provisions of any statute;

(6) Liens incurred or assumed in connection with the issuance of revenue bonds the interest on which is exempt from federal income taxation pursuant to Section 103 (b) of the Internal Revenue Code;

(7) Liens securing the performance of any contract or undertaking not directly or indirectly in connection with the borrowing of money, the obtaining of advances or credit or the securing of Indebtedness, if made and continuing in the ordinary course of business;

(8) Liens incurred (no matter when created) in connection with our or a Restricted Subsidiary’s engaging in leveraged or single investor lease transactions; provided, however, that the instrument creating or evidencing any borrowings secured by such Lien will provide that such borrowings are payable solely out of the income and proceeds of the property subject to such Lien and are not a general obligation of ours or of such Restricted Subsidiary;

(9) Liens in favor of a governmental agency to qualify us or any Restricted Subsidiary to do business, maintain self-insurance or obtain other benefits, or Liens under workers’ compensation laws, unemployment insurance laws or similar legislation;

(10) Good faith deposits in connection with bids, tenders, contracts or deposits to secure our or any Restricted Subsidiary’s public or statutory obligations, or deposits of cash or obligations of the United States of America to secure surety and appeal bonds to which we or any Restricted Subsidiary are a party or in lieu of such bonds, or pledges or deposits for similar purposes in the ordinary course of business;

(11) Liens imposed by law, such as laborers’ or other employees’, carriers’, warehousemen’s, mechanics’, materialmen’s and vendors’ Liens;

(12) Liens arising out of judgments or awards against us or any Restricted Subsidiary with respect to which we or such Restricted Subsidiary at the time shall be prosecuting an appeal or proceedings for review or Liens arising out of individual final judgments or awards in amounts of less than $1,000,000; provided that the aggregate amount of all such individual final judgments or awards shall not at any one time exceed $1,000,000;

(13) Liens for taxes, assessments, governmental charges or levies not yet subject to penalties for nonpayment or the amount or validity of which is being in good faith contested by appropriate proceedings by us or any Restricted Subsidiary, as the case may be;

(14) Minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions or Liens as to the use of real properties, which Liens, exceptions, encumbrances, easements, reservations, rights and restrictions do not, in our opinion, in the aggregate materially detract from the value of said properties or materially impair their use in the operation of our business and that of our Restricted Subsidiaries;

(15) Liens incurred to finance all or any portion of the cost of construction, alteration or repair of any Principal Property or improvements thereto created prior to or within 360 days (or thereafter if such Lien is created pursuant to a binding commitment to lend entered into prior to, at the time of, or within 360 days) after completion of such construction, alteration or repair;

(16) Liens existing on the date of the indenture;

(17) Liens created in connection with a project financed with, and created to secure, a Nonrecourse Obligation; or

(18) Any extension, renewal, refunding or replacement of the foregoing, provided that (i) such extension, renewal, refunding or replacement Lien shall be limited to all or a part of the same property that secured the Lien extended, renewed, refunded or replaced (plus improvements on such property) and (ii) the Funded Debt secured by such Lien at such time is not increased.

“Attributable Debt” means, in connection with any sale and leaseback transaction under which either we or any Restricted Subsidiary are at the time liable as lessee for a term of more than 12 months and at any date as of which the amount thereof is to be determined, the lesser of (A) total net obligations of the lessee for rental payments during the remaining term of the lease discounted from the respective due dates thereof to such determination date at a rate per annum equivalent to the greater of (i) the weighted average Yield to Maturity (as defined in the senior indenture) of the debt securities, such average being weighted by the principal amount of each series of the debt securities and (ii) the interest rate inherent in such lease (as determined in good faith by us), both to be compounded semi-annually or (B) the sale price for the assets so sold and leased multiplied by a fraction the numerator of which is the remaining portion of the base term of the lease included in such transaction and the denominator of which is the base term of the lease.

“Consolidated Net Tangible Assets” means, at any date, the total assets appearing on our and our Restricted Subsidiaries’ most recent consolidated balance sheet as at the end of our fiscal quarter ending not more than 135 days prior to such date, prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”), less (i) all current liabilities (due within one year) as shown on such balance sheet, (ii) investments in and advances to Unrestricted Subsidiaries and (iii) Intangible Assets and liabilities relating thereto.

“Funded Debt” means (i) any of our Indebtedness or Indebtedness of a Restricted Subsidiary maturing more than 12 months after the time of computation thereof, (ii) guarantees of Funded Debt or of dividends of others (except guarantees in connection with the sale or discount of accounts receivable, trade acceptances and other paper arising in the ordinary course of business), (iii) in the case of any Restricted Subsidiary, all preferred stock having mandatory redemption provisions of such Restricted Subsidiary as reflected on such Restricted Subsidiary’s balance sheet prepared in accordance with GAAP, and (iv) all Capital Lease Obligations (as defined in the senior indenture).

“Indebtedness” means, at any date, without duplication, all of our obligations for borrowed money or obligations for borrowed money of a Restricted Subsidiary.

“Intangible Assets” means, at any date, the value, as shown on or reflected in our and our Restricted Subsidiaries’ most recent consolidated balance sheet as at the end of our fiscal quarter ending not more than 135 days prior to such date, prepared in accordance with GAAP, of: (i) all trade names, trademarks, licenses, patents, copyrights, service marks, goodwill and other like intangibles; (ii) organizational and development costs; (iii) deferred charges (other than prepaid items, such as insurance, taxes, interest, commissions, rents, pensions, compensation and similar items and tangible assets being amortized); and (iv) unamortized debt discount and expense, less unamortized premium.

“Liens” means such pledges, mortgages, security interests and other liens on any Principal Property of ours or of a Restricted Subsidiary which secure Secured Debt.

“Nonrecourse Obligation” means indebtedness or lease payment obligations substantially related to (i) the acquisition of assets not previously owned by us or any Restricted Subsidiary or (ii) the financing of a project involving the development or expansion of our or any Restricted Subsidiary’s properties, as to which the obligee with respect to such indebtedness or obligation has no recourse to us or any Restricted Subsidiary or any of our or any of our Subsidiaries’ assets other than the assets which were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof).

“Principal Property” means real and tangible property owned and operated now or hereafter by us or any Restricted Subsidiary constituting a part of any store, warehouse or, distribution center located within the United States of America or its territories or possessions (excluding current assets, motor vehicles, mobile materials handling equipment and other rolling stock, cash registers and other point-of-sale recording devices and related equipment and data processing and other office equipment), the net book value of which (including leasehold improvements and store fixtures constituting a part of such store, warehouse or distribution center) as of the date on which the determination is being made is more than 1.0% of Consolidated Net Tangible Assets. As of the date of this prospectus, none of our stores constitutes a Principal Property.

“Restricted Subsidiary” means each Subsidiary other than Unrestricted Subsidiaries.

“Secured Debt” means Funded Debt which is secured by any pledge of, or mortgage, security interest or other lien on any (i) Principal Property (whether owned on the date of the senior indenture or thereafter acquired or created), (ii) shares of stock owned by us or a Subsidiary in a Restricted Subsidiary or (iii) Indebtedness of a Restricted Subsidiary.

“Subsidiary” means any corporation of which at least a majority of the outstanding stock, which under ordinary circumstances (not dependent upon the happening of a contingency) has voting power to elect a majority of the board of directors of such corporation (or similar management body), is owned directly or indirectly by us or by one or more of our Subsidiaries, or by us and one or more Subsidiaries.

“Unrestricted Subsidiary” means Subsidiaries designated as Unrestricted Subsidiaries from time to time by our Board of Directors; provided, however, that our Board of Directors (i) will not designate as an Unrestricted Subsidiary any of our Subsidiaries that owns any Principal Property or any stock of a Restricted Subsidiary, (ii) will not continue the designation of any of our Subsidiaries as an Unrestricted Subsidiary at any time that such Subsidiary owns any Principal Property, and (iii) will not, nor will it cause or permit any Restricted Subsidiary to, transfer or otherwise dispose of any Principal Property to any Unrestricted Subsidiary (unless such Unrestricted Subsidiary will in connection therewith be redesignated as a Restricted Subsidiary and any pledge, mortgage, security interest or other lien arising in connection with any Indebtedness of such Unrestricted Subsidiary so redesignated does not extend to such Principal Property (unless the existence of such pledge, mortgage, security interest or other lien would otherwise be permitted under the senior indenture)).

Limitation on Sale/Leaseback Transactions. The senior indenture provides that we will not, nor will we permit any Restricted Subsidiary to, enter into any arrangement with any person providing for the leasing by us or any Restricted Subsidiary of any of our or any Restricted Subsidiary’s Principal Property (which lease is required by GAAP to be capitalized on the balance sheet of such lessee), which Principal Property has been or is to be sold or transferred by us or such Restricted Subsidiary to such person (a “sale and leaseback transaction”)

unless, after giving effect thereto, the aggregate amount of all Attributable Debt with respect to all such sale and leaseback transactions plus all Secured Debt (with the exception of Funded Debt secured by Liens which is excluded pursuant to clauses (1) to (18) under “Restrictions on Secured Funded Debt” above) would not exceed 15% of Consolidated Net Tangible Assets.

This covenant will not apply to, and there will be excluded from Attributable Debt in any computation under this restriction or under “Restrictions on Secured Funded Debt” above, Attributable Debt with respect to any sale and leaseback transaction if:

(1) We or a Restricted Subsidiary are permitted to create Funded Debt secured by a Lien pursuant to clauses (1) to (18) inclusive under “Restrictions on Secured Funded Debt” above on the Principal Property to be leased, in an amount equal to the Attributable Debt with respect to such sale and leaseback transaction, without equally and ratably securing the debt securities;

(2) The property leased pursuant to such arrangement is sold for a price at least equal to such property’s fair market value (as determined by our Chief Executive Officer, President, Chief Financial Officer, Treasurer or Controller) and we or a Restricted Subsidiary, within 360 days after the sale or transfer shall have been made by us or a Restricted Subsidiary, shall apply the proceeds thereof to the retirement of our or any Restricted Subsidiary’s Indebtedness or Funded Debt (other than Indebtedness or Funded Debt owned by us or any Restricted Subsidiary); provided, however, that no retirement referred to in this clause (2) may be effected by payment at maturity or pursuant to any mandatory sinking fund payment provision of Indebtedness or Funded Debt;

(3) We or a Restricted Subsidiary apply the net proceeds of the sale or transfer of the Principal Property leased pursuant to such transaction to the purchase of assets (and the cost of construction thereof) within 360 days prior or subsequent to such sale or transfer;

(4) The effective date of any such arrangement or the purchaser’s commitment therefor is within 36 months prior or subsequent to the acquisition of the Principal Property (including, without limitation, acquisition by merger or consolidation) or the completion of construction and commencement of operation thereof (which, in the case of a retail store, is the date of opening to the public), whichever is later;

(5) The lease in such sale and leaseback transaction is for a term, including renewals, of not more than three years;

(6) The sale and leaseback transaction is entered into between us and a Restricted Subsidiary or between Restricted Subsidiaries;

(7) The lease secures or relates to industrial revenue or pollution control bonds; or

(8) The lease payment is created in connection with a project financed with, and such obligation constitutes, a Nonrecourse Obligation.

Merger, Consolidation and Disposition of Assets

Each indenture provides that we shall not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our property and assets (as an entirety or substantially as an entirety in one transaction or a series of related transactions) to, any Person (as defined in the indentures) (other than a consolidation with or merger with or into a Restricted Subsidiary or a sale, conveyance, transfer, lease or other disposition to a Restricted Subsidiary) or permit any Person to merge with or into us unless: (a) either (i) we shall be the continuing Person or (ii) the Person (if other than us) formed by such consolidation or into which we are merged or that acquired or leased such of our property and assets shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the trustee, all of our obligations under each series of the debt securities and the indenture, and we shall have delivered to the trustee an opinion of counsel stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for in the indenture relating to such transaction have been complied with and that such supplemental indenture constitutes an obligation that is legal, valid and binding for us or such successor enforceable against such entity in accordance with its terms, subject to customary exceptions; and (b) we shall have delivered to the trustee an officers’ certificate to the effect that immediately after giving effect to such transaction, no Default (as defined in the indentures) shall have occurred and be continuing and an opinion of counsel as to the matters set forth in paragraph (a) above.

The indentures do not restrict, or require us to redeem or permit holders of any series of the debt securities to cause a redemption of the debt securities of that series in the event of, (i) a consolidation, merger, sale of assets or other similar transaction that may adversely affect our creditworthiness or the creditworthiness of our successor or combined entity, (ii) a change in control of the Company or (iii) a highly leveraged transaction involving us, whether or not involving a change in control. Accordingly, the holders of the debt securities would not have protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving us that may adversely affect the holders of debt securities. The existing protective covenants applicable to the debt securities would continue to apply to us, or our successor, in the event of such a transaction initiated or supported by us, our management, or any of our affiliates or their management, but may not prevent such a transaction from taking place.

Events of Default, Waiver and Notice

“Event of Default” with respect to a series of senior debt securities is defined in the senior indenture to be if:

(1) We default in the payment of all or any part of the principal of such series of the debt securities when the same becomes due and payable at maturity, upon acceleration, redemption or mandatory repurchase, including as a sinking fund installment, or otherwise;

(2) We default in the payment of any interest on such series of the debt securities when the same becomes due and payable, and such default continues for a period of 30 days;

(3) We default in the performance of or breach any of our other covenants or agreements in the senior indenture and such default or breach continues for a period of 60 consecutive days after written notice thereof has been given to us by the trustee or to us and the trustee by the holders of 25% or more in aggregate principal amount of the affected series of the debt securities;

(4) An involuntary case or other proceeding shall be commenced against us with respect to us or our debts under any bankruptcy, insolvency or other similar law now or hereafter in effect seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official or for any substantial part of our property and assets, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against us under any bankruptcy, insolvency or other similar law now or hereafter in effect;

(5) We (i) commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, (ii) consent to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of us or for all or substantially all of our property and assets or (iii) effect any general assignment for the benefit of creditors;

(6) An event of default as defined in any one or more indentures or instruments evidencing or under which we have at the date of the senior indenture or shall thereafter have outstanding an aggregate of at least

$50,000,000 aggregate principal amount of indebtedness for borrowed money, shall happen and be continuing and such indebtedness shall have been accelerated so that the same shall be or become due and payable prior to the date on which the same would otherwise have become due and payable, and such acceleration shall not be rescinded or annulled within ten days after notice thereof shall have been given to us by the trustee (if such event be known to it), or to us and the trustee by the holders of at least 25% in aggregate principal amount of the outstanding debt securities of such series; provided that if such event of default under such indentures or instruments shall be remedied or cured by us or waived by the holders of such indebtedness, then the Event of Default under the senior indenture by reason thereof shall be deemed likewise to have been thereupon remedied, cured or waived without further action upon the part of either the trustee or any of the holders of such series; or

(7) Failure by us to make any payment at maturity, including any applicable grace period, in respect of at least $50,000,000 aggregate principal amount of indebtedness for borrowed money and such failure shall have continued for a period of ten days after notice thereof shall have been given to us by the trustee (if such event be known to it), or to us and the trustee by the holders of at least 25% in aggregate principal amount of the outstanding debt securities of such series; provided that if such failure shall be remedied or cured by us or waived by the holders of such indebtedness, then the Event of Default under the senior indenture by reason thereof shall be deemed likewise to have been thereupon remedied, cured or waived without further action upon the part of either the trustee or any of the holders of such series.

“Event of Default” with respect to a series of subordinated debt securities is defined in the subordinated indenture to include the events described in clauses (1), (2), (4) and (5) above.

If an Event of Default occurs and is continuing with respect to a series of the debt securities, then, and in each and every such case, either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of such series by notice in writing to us (and to the trustee if given by holders), may declare the entire outstanding principal amount of the debt securities of such series, and the interest accrued thereon, if any, to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable. If an Event of Default described in clauses (4) or (5) occurs and is continuing with respect to a series of the debt securities, then the principal amount of all the debt securities of such series then outstanding and interest accrued thereon, if any, shall be and become immediately due and payable, without any notice or other action by any holder of debt securities of such series or the trustee to the full extent permitted by applicable law.

Subject to provisions in the indenture for the indemnification of the trustee and certain other limitations, the holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee by the indenture with respect to the debt securities of such series; provided that the trustee may refuse to follow any direction that conflicts with law or the indenture, that may involve the trustee in personal liability, or that the trustee determines in good faith may be unduly prejudicial to the rights of holders of the debt securities of such series not joining in the giving of such direction; and provided further that the trustee may take any other action it deems proper that is not inconsistent with any directions received from holders of debt securities of such series pursuant to this paragraph.

Subject to various provisions in the indenture, the holders of at least a majority in principal amount of the outstanding debt securities of any series, by notice to the trustee, may waive an existing Default or Event of Default with respect to such series and its consequences, except a Default in the payment of principal of or interest on any debt security of such series as specified in clauses (1) or (2) of the first paragraph of this section or in respect of a covenant or provision of the indenture which cannot be modified or amended without the consent of the holder of each outstanding debt security of such series affected. Upon any such waiver, such Default shall cease to exist with respect to such series, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of the indenture; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereto.

Each indenture provides that no holder of debt securities of any series may institute any proceeding, judicial or otherwise, with respect to the indenture or the debt securities of such series, or for the appointment of a receiver or trustee, or for any other remedy under the indenture, unless: (i) such holder has previously given to the trustee written notice of a continuing Event of Default; (ii) the holders of at least 25% in aggregate principal amount of outstanding debt securities of such series shall have made written request to the trustee to institute proceedings in respect of such Event of Default in its own name as trustee under the indenture; (iii) such holder or holders have offered to the trustee indemnity reasonably satisfactory to the trustee against any costs, liabilities or expenses to be incurred in compliance with such request; (iv) the trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and (v) during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding debt securities of such series have not given the trustee a direction that is inconsistent with such written request. A holder of debt securities of any series may not use the indenture to prejudice the rights of another holder of such series or to obtain a preference or priority over such other holder.

Information

Each indenture provides that we shall file with the trustee and transmit to holders of the debt securities such information, documents and other reports, and such summaries thereof, as may be required pursuant to the Trust Indenture Act at the time and in the manner provided pursuant to such Act.

The Company will be required to file with the trustee annually, within four months of the end of each fiscal year of the Company, a certificate as to the compliance with all conditions and covenants of the indenture.

Discharge and Defeasance of Debt Securities and Covenants

Each indenture provides that we may terminate our obligations under any series of debt securities if: (i) all debt securities of such series previously authenticated and delivered, with certain exceptions, have been delivered to the trustee for cancellation and we have paid all sums payable by us with respect to that series of debt securities under the indenture; or (ii) (a) the debt securities of such series mature within one year or all of them are to be called for redemption within one year under arrangements satisfactory to the trustee for giving the notice of redemption, (b) we irrevocably deposit in trust with the trustee, as trust funds solely for the benefit of the holders of the debt securities of such series for that purpose, money or U.S. government obligations or a combination thereof sufficient (unless such funds consist solely of money, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the trustee), without consideration of any reinvestment, to pay the principal of and interest on the debt securities of such series to maturity or redemption, as the case may be, and to pay all other sums payable by us under the indenture, and (c) we deliver to the trustee an officers’ certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in the indenture relating to the satisfaction and discharge of our obligations under the indenture with respect to the debt securities of such series have been complied with. The following obligations will survive until the debt securities of such series are no longer outstanding: our obligations to execute and deliver the debt securities of such series for authentication, to set the terms of the debt securities of such series, to maintain an office or agency in respect of the debt securities of such series, to have moneys held for payment in trust, to register the transfer or exchange of the debt securities of such series, to compensate and indemnify the trustee and to appoint a successor trustee, and our right to recover excess money held by the trustee. Thereafter, only our obligations to compensate and indemnify the trustee, and our right to recover excess money held by the trustee shall survive.

Each indenture provides that we (i) will be deemed to have paid and will be discharged from any and all obligations in respect of the debt securities of such series, and the provisions of the indenture will, except as noted below, no longer be in effect with respect to the debt securities of such series (“legal defeasance”) or (ii) may omit to comply with other specific covenants relating to the debt securities of such series in the indenture, and with respect to the senior indenture, such omission shall be deemed not to be an Event of Default under clause (3) of the first paragraph of “Events of Default, Waiver and Notice” (“covenant defeasance”); provided that the following conditions shall have been satisfied: (a) we have irrevocably deposited in trust with the trustee as trust funds solely for the benefit of the holders of the debt securities of such series, for payment of the principal of and interest on the debt securities of such series, money or U.S. government obligations or a combination thereof sufficient (unless such funds consist solely of money, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the trustee) without consideration of any reinvestment and after payment of all federal, state and local taxes or other charges and assessments in respect thereof payable by the trustee, to pay and discharge the principal of and accrued interest on the outstanding debt securities of such series to maturity or earlier redemption (irrevocably provided for under arrangements satisfactory to the trustee), as the case may be; (b) such deposit will not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we are a party or by which we are bound; (c) no Default with respect to the debt securities of such series shall have occurred and be continuing on the date of such deposit; (d) we shall have delivered to the trustee an opinion of counsel that (1) the holders of the debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of our option under this provision of the indenture and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred and (2) the holders of the debt securities of such series have a valid security interest in the trust funds, and (e) we have delivered to the trustee an officers’ certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in the indenture relating to the defeasance contemplated have been complied with. In the case of legal defeasance under clause (i) above, the opinion of counsel referred to in clause (d) (1) above may be replaced by a ruling directed to the trustee received from the Internal Revenue Service to the same effect. Notwithstanding legal or covenant defeasance, the following obligations will survive until the debt securities of such series are no longer outstanding: our obligations to execute and deliver the debt securities of such series for authentication, to set the terms of the debt securities of such series, to maintain an office or agency in respect of the debt securities of such series, to have moneys held for payment in trust, to register the transfer or exchange of the debt securities of such series, to compensate and indemnify the trustee and to appoint a successor trustee, and our right to recover excess money held by the trustee. Thereafter, only our obligations to compensate and indemnify the trustee, and our right to recover excess money held by the trustee shall survive.

Modification and Waiver

Each indenture provides that we and the trustee may amend or supplement the indenture or any series of the debt securities without notice to or the consent of any holder of such series:

(1) to cure any ambiguity, defect or inconsistency in the indenture; provided that such amendments or supplements shall not materially and adversely affect the interests of the holders of debt securities of such series;

(2) to provide for the assumption of our obligations to the holders of the debt securities of such series in connection with a consolidation or merger of our company or the sale, conveyance, transfer, lease or other disposal of all or substantially all of our property and assets;

(3) to comply with any requirements of the SEC in connection with the qualification of the indenture under the Trust Indenture Act;

(4) to evidence and provide for the acceptance of appointment under the indenture by a successor trustee; and

(5) to make any change that does not materially and adversely affect the rights of any holder of debt securities of such series, provided that any change to conform the terms of the debt securities to the indenture and to the Description of Debt Securities contained in this prospectus or prospectus supplement relating to the debt securities shall not be deemed to be adverse to any holder of such debt securities.

Each indenture also contains provisions whereby we and the trustee, subject to certain conditions, may amend the indenture and the outstanding debt securities of such series with the written consent of the holders of a majority in principal amount of the debt securities of such series then outstanding, and the holders of a majority in principal amount of the outstanding debt securities of any series may waive future compliance by us with any provision of the indenture or the debt securities of such series.

Notwithstanding the foregoing provisions, without the consent of each holder of a series of the debt securities affected thereby, an amendment or waiver may not:

(1) extend the stated maturity of the principal of, or any installment of interest on, such holder’s debt securities, or reduce the principal thereof or the rate of interest thereon, or any premium payable with respect thereto, or change any place or currency of payment where any debt security of that series or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the due date therefor;

(2) reduce the percentage in principal amount of outstanding debt securities of that series the consent of whose holders is required for any such supplemental indenture, for any waiver of compliance with certain provisions of the indenture or certain Defaults and their consequences provided for in the indenture;

(3) waive a Default in the payment of principal of or interest on any debt security of that series of such holder; or

(4) modify any of the provisions of this provision of the indenture, except to increase any such percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding debt security of that series thereunder affected thereby.

It shall not be necessary for the consent of any holder under this provision of the indenture to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof. After an amendment, supplement or waiver under this section of the indenture becomes effective, we shall give to the holders of the series of the debt securities affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure by us to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture or waiver.

Governing Law

Each indenture and the debt securities will be governed by the laws of the State of New York.

The Trustee

We maintain ordinary banking and trust relationships with The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), a national banking association, and its affiliates.

FORMS OF SECURITIES

We will issue the debt securities in the form of one or more fully global securities that will be deposited with a depositary or its custodian identified in the applicable prospectus supplement and registered in the name of that depositary or its nominee. One or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a global security may not be transferred except as a whole by and among the depositary for the global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in global securities.

So long as the depositary, or its nominee, is the registered owner of a global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the global security for all purposes under the applicable indenture. Except as described below, owners of beneficial interests in a global security will not be entitled to have the securities represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of the depositary for that global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, the depositary for the global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities, represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security. None of CVS Health, the trustee, or any other agent of CVS Health or agent of the trustee will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a global security, upon receipt of any payment of principal, premium or interest or to holders on that global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the global security that had been held by the depositary. Any securities issued in definitive form in exchange for a global security will be registered in the name or names that the depositary gives to the relevant trustee, or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the global security that had been held by the depositary.

VALIDITY OF SECURITIES

The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by Shearman & Sterling LLP.

EXPERTS

The consolidated financial statements of CVS Health Corporation incorporated by reference in CVS Health Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2016, and the effectiveness of CVS Health Corporation’s internal control over financial reporting as of December 31, 2016, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, incorporated by reference therein, and incorporated herein by reference. Such consolidated financial statements and CVS Health Corporation management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2016 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

With respect to the unaudited condensed consolidated interim financial information of CVS Health Corporation for the three-month periods ended March 31, 2017 and 2016, incorporated by reference in this Prospectus, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated May 2, 2017, included in CVS Health Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the “Act”) for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the Registration Statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Act.